Filed Pursuant to Rule 424(b)(4)
Registration No. 333-230367

40,000,000 Shares

AXA Equitable Holdings, Inc.

Common Stock

The selling stockholder, AXA S.A., is offering 40,000,000 shares of common stock of AXA Equitable Holdings, Inc. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder in this offering.

Concurrently with the completion of this offering, we expect to repurchase from AXA S.A. 30,000,000 shares of our common stock (the “Share Buyback”). The per share price we pay will be equal to the per share purchase price paid by the underwriters in this offering. See “Share Buyback from AXA S.A.”

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “EQH”. The last reported sale price of our common stock on the NYSE on March 20, 2019 was $20.85 per share.

After the settlement of this offering, we will no longer be a “controlled company” within the meaning of the corporate governance standards of the NYSE. See “Prospectus Summary—Changes to Our Corporate Governance Following this Offering and the Share Buyback.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 30 of this prospectus, and the risk factors and other information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (“Annual Report on Form 10-K”) incorporated by reference into this prospectus, to read about factors you should consider before buying shares of our common stock.

	Per Share	Total
Public offering price	$20.5000	$820,000,000
Underwriting discounts and commissions(1)	$0.5125	$20,500,000
Proceeds, before expenses, to the selling stockholder	$19.9875	$799,500,000

(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting.”

The underwriters also may purchase up to 6,000,000 additional shares from the selling stockholder at the public offering price less the underwriting discounts and commissions, within 30 days from the date of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities described herein or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about March 25, 2019.

J.P. Morgan	Morgan Stanley	Citigroup

Barclays	BNP PARIBAS	Credit Agricole CIB	Deutsche Bank Securities

Goldman Sachs & Co. LLC	HSBC	Natixis	SOCIETE GENERALE

Lazard	Credit Suisse	ING	UniCredit Capital Markets

Prospectus dated March 20, 2019

We have not, and the selling stockholder and the underwriters have not, authorized anyone to provide you with information different from, or in addition to, that contained or incorporated by reference in this prospectus and any related free writing prospectus that we prepare or distribute. We, the selling stockholder and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is only accurate as of the date of the document containing such information, regardless of the time of delivery of this prospectus and any sale of shares of our common stock.

CERTAIN IMPORTANT TERMS

We use the following capitalized terms in this prospectus or documents incorporated by reference into this prospectus:

•	“AB” or “AllianceBernstein” means AB Holding and ABLP.

•	“AB Holding” means AllianceBernstein Holding L.P., a Delaware limited partnership.

•	“AB Holding Units” means units representing assignments of beneficial ownership of limited partnership interests in AB Holding.

•	“AB Units” means units of limited partnership interests in ABLP.

•	“ABLP” means AllianceBernstein L.P., a Delaware limited partnership and the operating partnership for the AB business.

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•	“ACS Life” means AXA Corporate Solutions Life Reinsurance Company, a Delaware corporation and a wholly owned direct subsidiary of Holdings.

•	“ASV US” means AXA Strategic Ventures US, LLC, a private equity fund established to invest in early-stage companies that are aligned to our long-term strategy.

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“AXA” means AXA S.A., a société anonyme organized under the laws of France, and the selling stockholder in this offering. AXA beneficially owned 60.1% of our common stock prior this offering. Following the settlement of this offering and the Share Buyback, AXA will own 49.5% of our outstanding common stock (or 48.3% if the underwriters exercise their option to purchase additional shares in full).

•	“AXA Advisors” means AXA Advisors, LLC, a Delaware limited liability company, our retail broker/dealer for our retirement and protection businesses and a wholly owned indirect subsidiary of Holdings.

•

“AXA Distributors” means AXA Distributors, LLC, a Delaware limited liability company, our wholesale broker/dealer for our retirement and protection businesses and a wholly owned indirect subsidiary of Holdings.

•	“AXA Equitable FMG” means AXA Equitable Funds Management Group, LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of Holdings.

•	“AXA Equitable L&A” means AXA Equitable Life and Annuity Company, a Colorado corporation and a wholly owned indirect subsidiary of Holdings.

•	“AEFS” means AXA Equitable Financial Services, LLC, a Delaware corporation and a wholly owned direct subsidiary of Holdings.

•	“AXA Equitable Life” means AXA Equitable Life Insurance Company, a New York corporation, a life insurance company and a wholly owned subsidiary of AEFS.

•	“AXA Financial” means AXA Financial, Inc., a Delaware corporation and a wholly owned direct subsidiary of Holdings that was merged with and into Holdings on October 1, 2018.

•	“AXA Network” means AXA Network, LLC, a Delaware limited liability company and wholly owned indirect subsidiary of Holdings, and its subsidiary, AXA Network of Puerto Rico, Inc.

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“AXA Premier VIP Trust” means AXA Premier VIP Trust, a series trust that is a Delaware statutory trust and is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as an open-end management investment company.

•	“AXA RE Arizona” means AXA RE Arizona Company, formerly an Arizona corporation and a wholly owned indirect subsidiary of Holdings, which merged with and into AXA Equitable Life in April 2018.

•	“AXA Tech” means AXA Technology Services America, Inc.

•	“Board” means the Board of Directors of Holdings.

•	“CS Life RE” means CS Life RE Company, an Arizona corporation and a wholly owned indirect subsidiary of Holdings.

•	“EQAT” means EQ Advisors Trust, a series trust that is a Delaware statutory trust and is registered under the Investment Company Act as an open-end management investment company.

•	“EQ AZ Life Re” means EQ AZ Life Re Company, an Arizona corporation and a wholly owned indirect subsidiary of Holdings.

•	The “General Partner” means AllianceBernstein Corporation, a Delaware corporation and the general partner of AB Holding and ABLP.

•	“Holdings” means AXA Equitable Holdings, Inc. without its consolidated subsidiaries.

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•	“MLOA” means MONY Life Insurance Company of America, an Arizona corporation and a wholly owned indirect subsidiary of Holdings.

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“Reorganization” means the transactions described under the following headings: “The Reorganization Transactions—Transfer of AXA Financial Shares,” “—Extraction of U.S. Property and Casualty Insurance Business,” and “—Transfer of AXA’s Interests in AB,” but does not include the AXF Merger (as defined in “The Reorganization Transactions—Transfer of AXA Financial Shares”).

•	“Reorganization Transactions” means the Reorganization, the GMxB Unwind, as defined in “The Reorganization Transactions,” and the Recapitalization, as defined in “Recapitalization,” collectively.

•	“SCB LLC” means Sanford C. Bernstein & Co., LLC, a registered investment adviser and broker-dealer.

•	“USFL” means U.S. Financial Life Insurance Company, an Ohio corporation and a wholly owned indirect subsidiary of Holdings.

•

“we,” “us,” “our” and the “Company” mean AXA Equitable Holdings, Inc. and its consolidated subsidiaries, unless the context refers only to AXA Equitable Holdings, Inc. (which we refer to as “Holdings”) as a corporate entity.

For definitions of selected financial and product-related terms used in this prospectus and documents incorporated by reference herein, please refer to “Glossary.”

MARKET AND INDUSTRY DATA

This prospectus and the documents incorporated by reference herein include estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms and our own estimates based on our management’s knowledge of, and experience in, the insurance industry and market segments in which we compete. Third-party industry publications and forecasts generally state that the information contained therein has been obtained from sources generally believed to be reliable. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” and “Special Note Regarding Forward-Looking Statements and Information” in this prospectus and under “Risk Factors,” “Note Regarding Forward-Looking Statements and Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K incorporated by reference into this prospectus.

SERVICE MARKS, TRADEMARKS AND TRADE NAMES

We hold and license various service marks, trademarks and trade names, such as “AXA,” “AXA Equitable,” “AllianceBernstein,” “Bernstein,” “AB,” “Structured Capital Strategies,” “Retirement Cornerstone,” “Investment Edge,” “Income Edge,” “EQUI-VEST” and our and AB’s logo designs that we deem particularly important to the advertising activities conducted by each of our businesses. This prospectus and the documents incorporated by reference herein also contain trademarks, service marks and trade names of other companies which are the property of their respective holders. We do not intend our use or display of such names or marks to imply relationships with, or endorsements of us by, any other company.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus and the documents incorporated by reference herein, before making an investment decision. For the definitions of certain capitalized terms used in this prospectus, please refer to “Certain Important Terms” and “Glossary.”

Our Company

We are one of America’s leading financial services companies and have helped clients prepare for their financial future with confidence since 1859. Our approximately 12,500 employees and advisors are entrusted with more than $600 billion of assets under management through two complementary and well-established principal franchises, AXA Equitable Life and AllianceBernstein, providing:

•	Advice and solutions for helping Americans set and meet their retirement goals and protect and transfer their wealth across generations; and

•	A wide range of investment management insights, expertise and innovations to drive better investment decisions and outcomes for clients and institutional investors worldwide.

We aim to be a trusted partner to our clients by providing advice, products and services that help them navigate complex financial decisions. Our financial strength and the quality of our people, their ingenuity and the service they provide help us build relationships of trust with our clients.

We believe that the growing and aging U.S. population, shift of responsibility for retirement planning from employers to individuals and overall growth in total investable assets will drive significant demand for our products and services going forward. Throughout our long history, we have embraced change and looked to the future, and we continue to see significant opportunities to find new solutions and new ways to deliver service to clients within our target markets.

We have a leading position at the intersection of advice, asset management, retirement and financial protection that we believe provides our clients with products and solutions that meet their long-term financial needs and our stockholders with attractive growth prospects. We have market-leading positions in our four segments:

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Individual Retirement—We are a leading provider of variable annuity products, which primarily meet the needs of individuals saving for retirement or seeking retirement income by allowing them to invest in various markets through underlying investment options. As of December 31, 2018, we had more than 900,000 variable annuity policies in force, representing $94.6 billion of account value (“AV”), which reflects the aggregate policy account value of our products.

•

Group Retirement—We offer tax-deferred investment and retirement plans sponsored by educational entities, municipalities and not-for-profit entities as well as small and medium-sized businesses. As of December 31, 2018, we had approximately $32.4 billion of AV. According to the Life Insurance Marketing and Research Association (“LIMRA”), for the nine months ended September 30, 2018, we were the #1 provider by gross premiums of retirement plans to kindergarten, primary and secondary schools (the “K-12 education market”).

•

Investment Management and Research—We are a leading provider of diversified investment management, research and related services to a broad range of clients around the world. As of December 31, 2018, our Investment Management and Research segment had approximately

$516.4 billion in AUM consisting of 36% equities, 52% fixed income and 12% multi-asset class solutions, alternatives and other assets.

•

Protection Solutions—We focus on attractive protection segments such as variable universal life (“VUL”) insurance, a universal life insurance product in which the excess amount paid over policy charges can be directed by the policyholder into a variety of Separate Account investment options, and indexed universal life (“IUL”) insurance, a universal life insurance product that uses an equity-linked approach for generating policy investment returns. According to LIMRA, for the nine months ended September 30, 2018 we ranked third in sales overall and first in the retail channel for VUL insurance and second in the retail channel in the same period for IUL insurance. As of December 31, 2018, we had approximately 900,000 outstanding policies with a face value of $442 billion. This business provides capital diversification benefits alongside the longevity profile of our retirement businesses.

We manage our segments in a complementary way. We strive to create value for our clients and stockholders by pricing and managing risks on the liability side of our balance sheet and by generating attractive risk-adjusted investment returns on the asset side. We leverage our underwriting, risk management and investment management skills across our segments, General Account and Separate Accounts.

We distribute our products through a premier affiliated and third-party distribution platform with a successful track record of marketing our innovative and less capital intensive products and solutions allowing us to respond to our clients’ evolving needs and manage our capital and risks responsibly, consisting of:

•	Affiliated Distribution:

•	Our affiliated retail sales force, AXA Advisors, which has over 4,700 licensed financial professionals who advise on retirement, protection and investment advisory solutions; and

•	More than 200 Bernstein Financial Advisors, who are responsible for the sale of investment products and solutions to Private Wealth Management clients.

•	Third-Party Distribution:

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Distribution agreements with more than 1,000 third-party firms including broker-dealers, banks, insurance partners and brokerage general agencies, giving us access to more than 150,000 financial professionals to market our retirement, protection and investment solutions; and

•	An AB global distribution team of more than 500 professionals, who engage with our approximately 4,900 retail distribution partners and more than 500 institutional clients.

We are confident that our market-leading positions, premier distribution platform, competitive products and investment expertise position us well to continue to generate a diversified and growing stream of earnings, maintain stability through market cycles and generate attractive returns and strong cash flows for our stockholders.

Our Businesses

Our four segments, Individual Retirement, Group Retirement, Investment Management and Research, and Protection Solutions, are well-established and distinct businesses, but complementary to one another. For example, as of December 31, 2018, AB managed 72% of AXA Equitable Life’s General Account and 29% of its Separate Account assets. Our segments allow us to deliver comprehensive services to our clients and provide us with capital diversification benefits and product development and margin improvement opportunities. As of December 31, 2018, our retirement and protection businesses had approximately 2.8 million clients, including approximately 760,000 in our Individual Retirement segment, and AB had approximately 2.5 million client accounts. The diversity of products and services offered by our businesses contributes to strong retention of financial professionals within AXA Advisors. We report certain activities and items that are not included in our segments in Corporate and Other.

Our product approach is to ensure that design characteristics are attractive to both our customers and our stockholders. We currently focus on products across our businesses that expose us to less market and customer behavior risk, are more easily hedged and, overall, are less capital intensive than many traditional products. Our current suite of variable annuity products has been redesigned with reduced, floating rate, return of premium only or no guaranteed minimum living or death benefits (we refer to all forms of variable annuity guaranteed benefits, including guaranteed minimum living benefits and guaranteed minimum death benefits, as GMxB features). In 2008, most of our variable annuity first year premium and deposits (“FYP”) consisted of sales of variable annuity products with fixed rate GMxB features. In 2018, by comparison, variable annuity products with fixed rate GMxB features accounted for 1% of FYP. As of December 31, 2018, 44% of the total variable annuity AV in our Individual Retirement segment was attributable to variable annuity products that included fixed rate GMxB features, with the remaining AV attributable to variable annuity products with floating rate GMxB features (22% of total variable annuity AV), with return of premium death benefits only (9% of total variable annuity AV) and with no GMxB features (25% of total variable annuity AV).

Individual Retirement

We are a leading provider of variable annuity products, which are primarily sold to affluent and high net worth individuals saving for retirement or seeking guaranteed retirement income. We sell our variable annuity products through our affiliated retail sales force and a wide network of over 600 third-party firms, including banks, broker-dealers and insurance partners, reaching more than 100,000 advisors. As of September 30, 2018, we ranked third in variable annuity market share based on sales, and our in-force block ranked fifth based on variable annuity net assets, each according to Morningstar, Inc. (“Morningstar”).

We offer variable annuity products that help our clients accumulate wealth and prepare for their retirement income needs. We focus on three variable annuity products:

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Structured Capital Strategies, or SCS, a variable annuity with an index-linked feature that offers policyholders growth potential up to a cap and certain downside protection. This variable annuity does not offer GMxB features, other than a return of premium death benefit that we have introduced in some versions. For the year ended December 31, 2018, SCS sales represented 53.7% of our total variable annuity FYP.

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Retirement Cornerstone, a multi-stage variable annuity that provides both wealth accumulation and guaranteed income and death benefits for policyholders. Customers have the option to elect a floating rate GMIB guarantee on this product for an additional fee. For the year ended December 31, 2018, Retirement Cornerstone sales represented 33.9% of our total variable annuity FYP.

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Investment Edge, primarily a wealth accumulation variable annuity offering a unique tax efficient distribution option. This variable annuity does not offer any GMxB feature other than an optional return of premium death benefit. For the year ended December 31, 2018, Investment Edge sales represented 7.3% of our total variable annuity FYP.

We frequently update our existing product benefits as well as introduce new products and benefits to our variable annuity product portfolio to meet the evolving needs of our clients and better manage the risk of these products. Due to our innovation, our product mix has evolved considerably since the financial crisis. The majority of our sales in 2018 consisted of products without GMxB features (other than the return of premium death benefit), and 1% of 2018 FYP had fixed rate guarantees. We believe that our current portfolio of less capital intensive products offers us an attractive risk-adjusted return.

As of December 31, 2018, we had more than 900,000 variable annuity policies in force, representing approximately $94.6 billion of AV. This in-force book contains the three primary products described above, as well as other products, which may contain GMxB features.

To actively manage and protect against the economic risks associated with our in-force GMxB products, our management team has taken a multi-pronged approach. We use a dynamic hedging strategy to offset changes in the economic liability of our GMxB features due to changes in equity markets and interest rates (within this strategy we reevaluate our economic exposure at least daily and rebalance our hedge positions accordingly). In addition to our dynamic hedging strategy, in the fourth quarter of 2017 and the first quarter of 2018, we implemented static hedge positions (derivatives positions intended to be held to maturity with less frequent rebalancing) to maintain a target asset level for all variable annuities at or above a CTE98 level under most economic scenarios, and to maintain a CTE95 level even in extreme scenarios. We expect to adjust from time to time our static equity hedge positions to maintain our target level of CTE protection over time. In addition to these hedging strategies, we employ various other methods to manage the risks of our in-force variable annuity products, including asset-liability matching, volatility management tools within the Separate Accounts and an active in-force management program, including buyout offers for certain products.

The Individual Retirement business is an important source of earnings and cash flow for our company, and we believe our hedging strategy preserves a substantial portion of these cash flows across a wide range of risk scenarios. The primary sources of revenue for the Individual Retirement segment include fee revenue and investment income.

For the year ended December 31, 2018, Individual Retirement segment revenue was $4.1 billion and segment operating earnings were $1.6 billion.

Group Retirement

Our Group Retirement business offers tax-deferred investment products and related solutions to employer-sponsored retirement plans sponsored by educational and not-for-profit entities (including municipal governments), as well as small and medium-sized businesses. We operate in the 403(b), 401(k) and 457(b) markets where we sell variable annuities and mutual fund products. As of December 31, 2018, we had relationships with approximately 26,000 employers and served more than one million participants, of which approximately 758,000 were educators. A specialized division of AXA Advisors, the Retirement Benefits Group (“RBG”), is the primary distributor of our products and related solutions to the education market with more than 1,000 advisors dedicated to helping educators prepare for retirement as of December 31, 2018. We also distribute these products and solutions through third-party firms. As of December 31, 2018, we had $32.4 billion of AV.

In Group Retirement, for the nine months ended September 30, 2018, we were the #1 provider by gross premiums of retirement plans to the K-12 education market, according to LIMRA. The tax exempt 403(b)/457(b) market, which includes our 403(b) K-12 business, accounted for the majority of sales within the Group Retirement business for the year ended December 31, 2018 and represented 76% of Group Retirement AV, as of December 31, 2018.

The recurring nature of the revenues from our Group Retirement business make this segment an important and stable contributor of earnings and cash flow to us. The primary sources of revenue for the Group Retirement business include fee revenue and investment income.

For the year ended December 31, 2018, Group Retirement segment revenue was $1.0 billion and segment operating earnings were $389 million.

Investment Management and Research

Our global Investment Management and Research business provides diversified investment management, research and related solutions to a broad range of clients around the world. We distribute our investment management products and solutions through three main client channels—Institutional, Retail and Bernstein Private Wealth Management—and distribute our institutional research products and solutions through Bernstein Research Services. AB Holding is a master limited partnership publicly listed on the NYSE (symbol: AB). We own an approximate 65% economic interest in AB. As the general partner of AB, we have the authority to manage and control its business, and accordingly, this segment reflects AB’s consolidated financial results.

Our Investment Management and Research business had approximately $516.4 billion in AUM as of December 31, 2018, composed of 36% equities, 52% fixed income and 12% multi-asset class solutions, alternatives and other assets. By distribution channel, institutional clients represented 48% of AUM, while retail and private wealth management clients represented 35% and 17%, respectively, as of December 31, 2018.

Bernstein Research Services has received top Institutional Investor rankings and Bernstein Private Wealth Management ranks among the top 20 wealth management firms in the United States, according to Barron’s.

AB has a strong global distribution footprint. For the year ended December 31, 2018, 41.8% of AB’s revenues came from outside the United States, with a significant portion derived from retail fixed income sales in the Asia region (excluding Japan). We have strong market positions in many of the region’s largest markets. As of December 31, 2018, we had a 13.9% market share of total retail assets for global managers in Taiwan, and our market share was 13.2% in Hong Kong, 5.8% Korea and 8.4% in Singapore.

Additionally, over the past several years AB has significantly broadened and strengthened its product portfolio, introducing more than 100 new and enhanced offerings since 2009. These services account for approximately 30% of AB’s AUM as of December 31, 2018. Examples include our Select Equities and U.S. and Global Concentrated Equity services, our middle markets private lending service, and our real estate private equity and debt service.

We and other AXA affiliates, collectively, are AB’s largest client. We represented 24% of AB’s total AUM as of December 31, 2018 and 5% of AB’s net revenues for the year ended December 31, 2018. AXA and its affiliates other than us represented 6% of AB’s total AUM as of December 31, 2018 and 2% of AB’s net revenues for the year ended December 31, 2018. Additionally, AXA and its affiliates (including us) have made seed investments in various AB investment services.

The primary sources of revenue for the Investment Management and Research segment include investment advisory and services fees calculated as a percentage of AUM and commissions received for providing equity research and brokerage-related services to institutional investors.

For the year ended December 31, 2018, Investment Management and Research segment revenue was $3.4 billion and segment operating earnings were $381 million (reflecting our approximately 65% economic interest in AB as of December 31, 2018).

Protection Solutions

Our Protection Solutions business includes our life insurance and employee benefits businesses.

We offer a targeted range of life insurance products aimed at serving the financial needs of our clients throughout their lives. Our product offerings include VUL, IUL and term life products, which represented 51%, 39% and 9% of our total life insurance annualized premium, respectively, for the year ended December 31, 2018. Our life insurance products are primarily designed to help affluent and high net worth individuals as well as small and medium-sized business owners protect and transfer their wealth and are primarily distributed through AXA Advisors and select third-party firms. Our Protection Solutions segment benefits from a long-term, stable distribution relationship with AXA Advisors.

As of December 31, 2018, we had approximately 900,000 outstanding life insurance policies with a face value of $442 billion. For the nine months ended September 30, 2018, our VUL sales ranked third in the total U.S. market and first in the retail channel, and our IUL sales ranked second in the retail channel, according to LIMRA.

Our life insurance business provides a stable source of cash flows through its in-force book. In addition, the underlying mortality profile of our life insurance business complements the longevity profile in our individual and group retirement businesses, resulting in significant capital diversification benefits under our internal economic model, RBC and rating agency frameworks, allowing us to hold less capital than those frameworks would otherwise require for our individual and group retirement businesses alone.

In 2015, we entered the employee benefits business. We currently offer a suite of life, short and long-term disability, dental and vision insurance products to small and medium-sized businesses. We believe our employee benefits business will further augment our offerings to small and medium-sized businesses and is differentiated by a best-in-class technology platform. We sell our employee benefits products through AXA Advisors and third-party firms, including regional, national and local brokers.

The primary sources of revenue for our Protection Solutions segment include policy fees, premiums and investment income.

For the year ended December 31, 2018, Protection Solutions segment revenue was $3.2 billion and segment operating earnings were $197 million.

Corporate and Other

Corporate and Other includes certain of our financing and investment expenses. It also includes the AXA Advisors broker-dealer business, closed block of life insurance (the “Closed Block”), run-off variable annuity reinsurance business, run-off group pension business, run-off health business, benefit plans for our employees, certain strategic investments and certain unallocated items, including capital and related investments, indebtedness, interest expense and corporate expense. AB’s results of operations are reflected in the Investment Management and Research segment. Accordingly, Corporate and Other does not include any items applicable to AB. For the year ended December 31, 2018, operating revenue for Corporate and Other was $1.1 billion and operating loss for Corporate and Other was $356 million.

Market Opportunities

Global asset accumulation markets continued their strong recent growth trend with total AUM reaching $93.8 trillion, up 15.6% year over year, including in the North American market, where total AUM increased by 15.1% year-over-year to $54.5 trillion as of December 31, 2017, according to Willis Towers Watson. In addition, the United States has experienced a decline in the traditional employer-based defined benefit retirement plan system which has raised concerns about the sustainability of safety nets historically provided by governments such as Social Security and employer-sponsored defined benefit plans. These trends have increased the need for Americans to prepare and plan for their own long-term financial security. Our complementary businesses are designed to provide affluent and high net worth Americans with the guidance, products and solutions they need to achieve their wealth accumulation and retirement income goals. We believe the following long-term trends will continue to favorably impact our business over time.

Continued rapid growth in the retirement-aged U.S. population. Technological advances and improvements in healthcare are projected to continue to contribute to increasing average life expectancy, and aging individuals must be prepared to fund retirement periods that will last longer than previously anticipated. The U.S. Census Bureau estimated that approximately 15% of the population was 65 years of age or older in 2017, compared to approximately 9% in 1960. This segment of the population is estimated to double from approximately 48 million in 2017 to more than 98 million by 2060, and it is expected to represent approximately 24% of the overall population, as the youngest members of the “baby boomer” generation continue to reach retirement age.

Shifting retirement savings landscape. Only 14% of millennial households (those under 36 years old) will have access to a defined benefit plan pension, compared to 52% of households of those 71 years old or older, according to LIMRA’s analysis of the Federal Reserve Board’s 2016 Survey of Consumer Finances. Increased life expectancy, coupled with this transition away from defined benefit plans, has shifted the responsibility for retirement savings and income planning from employers to individuals. We expect that this shift in responsibility will drive demand for our products and services including wealth accumulation, income producing investments and financial advice.

Expected growth in retirement assets. U.S. retirement assets are estimated to increase by 4.3% per year from 2018 through 2023 to $32.4 trillion, with assets in the not-for-profit/governmental defined contribution sector projected to grow slightly faster at 5.7% for the same period, according to Cerulli’s 2018 U.S. Retirement Markets report. We believe that our retirement focused asset accumulation business will continue to benefit from this trend.

Strong need for financial planning advice. According to the 2018 Insurance Barometer Study by LIMRA, 69% of consumers said that meeting with an agent or advisor before buying life insurance was important to them. We believe that due to the complexity of financial planning, many consumers will continue to seek advice in connection with the purchase of these products, providing companies with broad distribution platforms and in-house advice capabilities a competitive advantage.

We believe that these trends, together with our competitive strengths and strategy discussed below, provide us an opportunity to increase the value of our business.

Our Competitive Strengths

Our two well-established principal franchises, AXA Equitable Life and AllianceBernstein, have a history of agility and innovation. At a time of significant challenges for investors—increased regulation, new technologies and a likely continued low yield environment—the ability to develop new creative solutions is critical for meeting clients’ needs and growing our businesses. Our company has a long history of developing innovative solutions, including introducing variable life insurance to the U.S. market, being one of the pioneers in performance fees for actively managed funds and launching our SCS product. Through Bernstein Research, we have a strong reputation for demonstrating that deeper research results in greater investment value.

Our strong balance sheet provides confidence for the future. We believe the strength of our balance sheet and the statutory capitalization of our insurance companies provide confidence to our clients and business partners and help position us for continued growth. In particular:

•	In 2017, we increased the statutory capital and reserves of our retirement and protection businesses by approximately $2.3 billion, improving our ability to withstand adverse economic scenarios.

Additionally, in April 2018, we effected the unwind of the reinsurance provided to AXA Equitable Life by AXA RE Arizona for certain variable annuities with GMxB features. These positive impacts were offset by the changes to the RBC calculation adopted by the NAIC in 2018, including the C-3 Phase II Total Asset Requirement for variable annuities, to reflect the 21% corporate income tax rate in RBC, which resulted in a reduction to our Combined RBC Ratio. As of December 31, 2018, our insurance company subsidiaries had statutory TAC of approximately $8.5 billion, resulting in a Combined RBC Ratio of approximately 670%;

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We target maintaining an asset level for all variable annuities at or above a CTE98 level under most economic scenarios and an RBC ratio of 350-400% for non-variable annuity insurance liabilities, which, combined with the variable annuity capital, would result in a Combined RBC Ratio in excess of 500%; and

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We have a diversified, high quality $81.3 billion investment portfolio as of December 31, 2018, including $46.3 billion in fixed maturities classified as available-for-sale, of which 97.3% are investment grade rated.

Our business generates significant cash and we have in place a hedging program to protect our cash flows even in adverse economic scenarios. Our two principal operating companies are well established and have been generating, and are expected to continue to generate, significant cash, enabling us to pay dividends, provide capital needed to support our business and service our debt over time. From 2014 to 2016, Holdings and AXA Financial received net distributions from our subsidiaries of $2.6 billion. In 2017, in accordance with our agreement with the NYDFS and in preparation for the IPO (as defined below), Holdings and AXA Financial collectively made $2.3 billion in aggregate capital contributions to AXA Equitable Life and AXA RE Arizona. In 2018, Holdings received net distributions from its subsidiaries of $1.4 billion. In addition, we have implemented a hedging program intended to protect our variable annuity assets and statutory capital in the event of adverse economic scenarios.

Our leading retirement businesses are well-positioned to grow. There is a growing need for financial products that provide retirement income as well as a measure of protection against equity market volatility. In both the affluent and high net worth markets and in the K-12 education market, we believe that we are well-positioned to benefit from the growing and aging U.S. population and the continued shift away from defined benefit plans.

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For affluent and high net worth clients approaching retirement, our individual retirement products offer customers protection against market volatility and help instill confidence that their income needs will be satisfied in their retirement years.

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In our Group Retirement business, we are the leading provider of retirement products and related solutions for the growing 403(b) K-12 education market. Our nationwide footprint of advisors provides valuable advisory services to a wide range of clients in the education market saving for retirement.

Our Investment Management and Research business is strategically positioned to grow. We believe our Investment Management and Research business is well-positioned to navigate an evolving environment in which growth in passive strategies is pressuring fees for many active asset managers. We sell products and solutions that are difficult to replicate through passive mechanisms, including many of our credit, multi-asset and alternative strategies. We are present in markets worldwide, many of which have been less affected by the growth of passive investment options, such as parts of Asia. Additionally, a significant majority of our active equity and fixed income assets are in services that regularly exceed their benchmarks for the three-year performance period. AB’s full year results reflect its sustained investment in active equities, which grew at an organic rate of nearly 8%, and the growth of its equities and alternatives services drove an improvement of 1% in its average fee rate.

Our Protection Solutions business is well established and has growth potential in select segments. We are one of the leading life insurance providers in the United States, specifically with respect to VUL and IUL, and are committed to disciplined underwriting. Our in-force portfolio provides diversification on our statutory capital base and attractive cash flows. Over the years, much of this market has become commoditized, and we now selectively focus on the less capital intensive VUL and IUL accumulation segments of the market.

Our focus on less capital intensive fee-based products results in lower capital needs. Our ability to create less capital intensive products and solutions that meet the evolving needs of our clients, while still achieving our risk-adjusted return targets, has allowed us in recent years to capture increased market share, particularly in the variable annuity market. Our Individual Retirement, Group Retirement and Investment Management and Research segments’ earnings are predominantly fee-based.

Our premier affiliated retail and institutional distribution platform differentiates us from competitors. We benefit from a broad reach across affiliated and third-party channels. Our affiliated retail distribution platform consists of our over 4,700 licensed AXA Advisors, as well as a direct network of more than 200 Bernstein Financial Advisors serving approximately 15,000 high net worth clients as of December 31, 2018. The institutional platform in our retirement and protection segments is broad with more than 1,000 third-party relationships providing access to an additional approximately 150,000 financial professionals, while AB’s global distribution team of more than 500 professionals reach approximately 4,900 distribution partners and more than 500 institutional clients. We believe that our close alignment with our affiliated distribution platform, in conjunction with our extensive and growing network of third-party relationships, differentiates us from our competitors and allows us to effectively distribute our products and write high-quality new business.

Our disciplined risk management framework protects our balance sheet. We have well-developed technical risk management capabilities which are embedded throughout our business. Our decisions are driven by an internal economic model designed to ensure that we protect our solvency, honor our obligations to our clients and provide attractive risk-adjusted returns for our stockholders. For example, our variable annuity hedging strategy is focused on protecting the economic value of our liabilities while allowing us to return cash to our stockholders through dividends and share repurchases across a variety of economic scenarios.

Our highly experienced management team brings strong capabilities. We are led by well-respected industry veterans who bring diverse U.S. and global experiences with long-standing experience in the financial services industry.

Summary Risk Factors

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, results of operations or financial condition that you should consider before making a decision to invest in our common stock. These risks are discussed more fully under “Risk Factors” in this prospectus and under “Risk Factors” in our Annual Report on Form 10-K incorporated by reference into this prospectus. These risks include, but are not limited to, the following:

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Conditions in the global capital markets and the economy could materially and adversely affect our business, results of operations or financial condition. Factors such as consumer spending, business investment, government debt and spending, the volatility and strength of equity markets, interest rates, deflation and inflation all affect the business and economic environment and, ultimately, the amount and profitability of our business;

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Equity market declines and volatility may materially and adversely affect our business, results of operations or financial condition. Our variable annuity business in particular is highly sensitive to equity markets, and a sustained weakness or stagnation in equity markets could decrease our revenues and earnings with respect to those products;

•	Interest rate fluctuations or prolonged periods of low interest rates may materially and adversely impact our business, results of operations or financial condition;

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This prospectus and our Annual Report on Form 10-K incorporated by reference herein contains financial goals and reserves, which are based on certain assumptions and estimates, including as to market conditions, likely utilization of GMxB product features, overall lapse rates and mortality and longevity experience. Our actual experience in the future may deviate from our assumptions and estimates and may impact our reserves, earnings and capitalization and may increase the volatility of our results and expose us to increased counterparty risk;

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Our reinsurance and hedging programs may be inadequate to protect us against the full extent of the exposure or losses we seek to mitigate. Downturns in equity markets or reduced interest rates could result in an increase in the valuation of liabilities associated with such products, resulting in increases in reserves and reductions in net earnings. Our hedging and reinsurance programs cannot eliminate all of these risks, and no assurance can be given as to the extent to which such programs will be completely effective in reducing these risks;

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GMxB features within certain of our products may decrease our earnings, decrease our capitalization, increase the volatility of our results, result in higher risk management costs and expose us to increased counterparty risk;

•	We face competition from other insurance companies, banks, asset managers and other financial institutions, which may adversely impact our market share and consolidated results of operations;

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Elements of our business strategy are new and may not be effective in accomplishing our objectives, and we may not be able to improve our Non-GAAP Operating ROE as expected, including as a result of assumptions that may prove not to be accurate;

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AB’s revenues and results of operations depend on the market value and composition of AB’s AUM, which can fluctuate significantly based on various factors, including many factors outside of its control such as market factors, client preferences, investing trends and service changes;

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The revenues generated by Bernstein Research Services may be adversely affected by circumstances beyond our control, including declines in brokerage transaction rates, declines in global market volumes, failure to settle our trades by significant counterparties and the effects of MiFID II (as defined below);

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Our inability to recruit, motivate and retain key employees and experienced and productive financial professionals may have a material adverse effect on our business, results of operations or financial condition;

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Our retirement and protection businesses are heavily regulated, and changes in regulation and in supervisory and enforcement policies may limit our growth and have a material adverse effect on our business, results of operations or financial condition. For example, insurance regulators have implemented, or begun to implement, significant changes in the way in which insurers must determine statutory reserves and capital, which is particularly relevant to our variable annuity business and which could have a material adverse effect on our business and the New York Department of Financial Services has issued a regulation with respect to suitability and best interests in life insurance and annuity transactions;

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The amount of statutory capital that we have and the amount of statutory capital we must hold to meet our statutory capital requirements and our financial strength and credit ratings can vary significantly from time to time;

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The ability of our insurance subsidiaries to pay dividends and other distributions to Holdings is limited by state insurance laws, and our insurance subsidiaries may not generate sufficient statutory earnings or have sufficient statutory surplus to enable them to pay ordinary dividends;

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Our profitability may decline if mortality, longevity or persistency or other experience differ significantly from our pricing expectations or reserve assumptions. For example, if policyholder elections differ from the assumptions we use in our pricing, our profitability may decline;

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The industry-wide shift from actively-managed investment services to passive services has adversely affected AB’s investment advisory and services fees, revenues and results of operations, and this trend may continue;

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We and AXA and its affiliates provide a significant amount of AB’s AUM and fund a significant portion of AB’s seed investments, and, if we or they choose to terminate their investment advisory agreements or withdraw capital support, it could have a material adverse effect on AB’s business, results of operations or financial condition;

•	AB’s clients can withdraw the assets it manages on short notice, making its future client and revenue base unpredictable;

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The Tax Cuts and Jobs Act, enacted on December 22, 2017 (the “Tax Reform Act”), and future changes in U.S. tax laws and regulations or interpretations thereof could reduce our earnings and negatively impact our business, results of operations or financial condition, including by making our products less attractive to consumers;

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Legal and regulatory actions could have a material adverse effect on our reputation, business, results of operations or financial condition. These actions involve, among other things, insurers’ sales practices, alleged agent misconduct, alleged failure to properly supervise agents, contract administration, product design, features and accompanying disclosure, cost of insurance increases, the use of captive reinsurers, payment of death benefits and the reporting and escheatment of unclaimed property, alleged breach of fiduciary duties, discrimination, alleged mismanagement of client funds and other general business-related matters. Some of these matters have resulted in the award of substantial fines and judgments, including material amounts of punitive damages, or in substantial settlements;

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During the course of preparing our U.S. GAAP financial statements for the IPO, our management has identified two material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, we may not be able to report our financial condition or results of operations accurately or on a timely basis, which could materially and adversely affect investor confidence in us and, as a result, the price of our common stock;

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As a result of misstatements in our previously issued financial statements due to these material weaknesses and due to other misclassification errors, we have restated and revised previously issued annual and interim financial statements;

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Following the settlement of this offering and the Share Buyback, AXA’s continuing significant interest in us may result in conflicts of interest. Conflicts of interest may arise because AXA and its affiliates have continuing agreements and business relationships with us;

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We may fail to replicate or replace functions, systems and infrastructure previously provided by AXA or certain of its affiliates (including through shared service contracts) or lose benefits from AXA’s global contracts, and AXA and its affiliates may fail to perform the services provided for in the Transitional Services Agreement (as defined in “Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K incorporated by reference into this prospectus);

•	Costs associated with rebranding following the settlement of this offering and the Share Buyback could be significant;

•	We may be subject to ongoing regulation as a result of AXA’s ownership of us and for as long as we are an affiliate of AXA;

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The insurance that we maintain may not fully cover all potential exposures. For example, we are party to certain joint insurance arrangements with AXA; accordingly, once AXA ceases to own a majority of our outstanding common stock following the completion of this offering and the Share Buyback, we may need to obtain stand-alone insurance coverage, which may be at a higher price for the same coverage, which would increase our costs and may materially and adversely affect our business, results of operations or financial condition;

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Certain of our directors may have actual or potential conflicts of interest because of their AXA equity ownership or their current or former AXA positions. For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between AXA and us regarding the terms of the agreements governing our relationship with AXA; and

•	Our indebtedness and the degree to which we are leveraged could materially and adversely affect our business, results of operations, or financial condition.

Our Strategy

Our overarching objective is to position Holdings as the most trusted partner to clients by providing advice, products and services that help them navigate complex financial situations. We believe we are well-positioned to use our competitive strengths to grow our earnings base, actively manage our capital and generate attractive risk-adjusted returns for our stockholders. We have identified specific initiatives that are designed to grow our business, enhance productivity and optimize our capital. Underpinning this strategy is our commitment to disciplined risk management and a sound people strategy.

Growth Strategies

Deliver organic growth by focusing on attractive market segments. We intend to continue to innovate across our businesses, enhancing existing products and creating new products to service the needs of our retail and institutional clients.

Individual Retirement—We plan to further build on our market-leading position in the variable annuity market through continued innovation in our product portfolio to address evolving customer preferences and will seek opportunities to continue to expand our distribution network by deepening relationships with existing partners and developing relationships with new partners and channels. A key component of our strategy is to ensure that we maintain an “all-weather” portfolio to meet the needs and risk appetites of consumers through different market cycles. An example of this is the significant success we have had with SCS, which is designed to meet consumers’ preference for some downside protection while sharing in the potential for market upside.

Group Retirement—We will take advantage of our market-leading position in the K-12 education market where we expect attractive growth prospects through our 1,000 dedicated advisors serving clients in more than 9,000 public school plans as of December 31, 2018. We see further growth opportunities through expansion of our distribution capabilities and plan to use our new mutual fund platform to retain existing clients and expand our client base. We will continue to leverage technology through our direct marketing and online enrollment program, which provides an omni-channel capability to augment our proven advisor model.

Investment Management and Research—We will continue to build on AB’s heritage of research excellence and ingenuity to develop new actively managed solutions for which investors see value and are willing to pay a price premium over passively managed alternatives. AB has a suite of actively managed, differentiated equity and fixed income services, delivering strong risk-adjusted returns. For instance, 90% of our fixed income services and 62% of our equity services have outperformed their benchmarks over the three-year period ended December 31, 2018. In addition, our Multi-Asset Solutions group develops outcome-oriented services for institutional and retail clients, including innovative offerings such as our multi-manager target-date funds and our hedge fund replication strategies. We also have a diverse offering of alternative strategies with strong emerging track records that we expect to commercialize and grow over the next three years.

Protection Solutions—We will focus our strategy on asset accumulation segments that are less capital intensive, such as VUL and IUL insurance which offer attractive risk-adjusted returns. We plan to improve our operating earnings over time through earnings generated from sales of our repositioned product portfolio and by proactively managing and optimizing our in-force book. In 2015, we entered the employee benefits market and have been focused on growing our capabilities. Using our strong presence in the small and medium-sized businesses market, we have developed a differentiated value proposition for employers where margins remain attractive.

Continue to expand and deepen our distribution channels. Over the last three years, we have had strong sales growth while maintaining attractive risk-adjusted returns. The combination of a strong affiliated sales force, symbiotic third-party relationships, financial strength and innovative product design has allowed us to achieve this while shifting our mix of business towards less capital intensive products.

We see opportunities for continued growth by expanding our affiliated and third-party distribution channels. We plan to expand our third-party distribution footprint with select partners and grow our footprint in the fee-based registered investment adviser channel. We have a track record in building new channels such as selling retirement products through insurance partners, which commenced in 2011 and accounted for approximately $810 million of FYP for the year ended December 31, 2018.

We plan to enhance sales delivery through investments in automation, analytics and digital capabilities. In recent years, we have upgraded our financial planning tool software for our advisers, and built new distribution capabilities alongside our affiliated sales force such as our outbound customer relations unit.

At AB, we are investing in our distribution capabilities to accelerate growth of well-performing products in U.S. and European retail channels. We are building our institutional sales capability to drive increased penetration of Multi-Asset Solutions and alternatives and deploying digital technologies to accelerate growth in our Private Wealth Management division. In addition, we will continue to leverage AB’s leading position in certain Asian markets to distribute our differentiated equity and fixed income solutions.

Productivity Strategies

Enhance profitability through diligent focus on managing expenses while still delivering a best-in-class customer experience. From 2012 through 2017 we delivered more than $350 million in productivity and efficiency gains, principally through right-sizing our organization, selectively outsourcing certain functions, reducing our real estate footprint and implementing information technology productivity measures. We see additional opportunities to improve profitability across our businesses through operating expense reductions, without impacting our ability to serve our existing clients and grow our businesses. In particular, we plan to:

•	Shift our real estate footprint away from the New York metropolitan area to provide space efficiencies and lower labor costs and, where possible, take advantage of state and local tax incentives;

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Replace costly technology infrastructure with more efficient and more up-to-date alternatives, including cloud-based solutions, and use lean management and agile practices to both enhance service and reduce infrastructure cost;

•	Leverage new technologies to further drive productivity, including accelerating our eDelivery, self-service and paperless initiatives to both improve service and reduce operating costs; and

•	Expand existing outsourcing arrangements (currently several hundred roles supporting service and finance) to further improve cost competitiveness.

Capital Optimization

Optimize our General Account investment portfolio. Prior to 2018, we had an outsized position in U.S. Treasury bonds when compared to many of our principal competitors in the United States and a relatively short credit portfolio duration. We have begun to gradually transition our portfolio to be in line with our economic liabilities and better optimize our capital under a U.S. framework. Principally, we have begun the transition of our investment portfolio from U.S. Treasury bonds to high quality investment grade bonds and have extended our investment portfolio’s credit duration. We expect this transition to contribute to a meaningful increase in net investment income when complete.

Proactively manage our business portfolio. One of our primary objectives is to improve our financial performance. In addition to driving operating earnings, we plan to continue to proactively manage our in-force portfolio to ensure we optimize equity invested in our businesses. This includes market transactions, reinsurance and exercising contractual rights as appropriate. Underpinning this is our strong experience in managing our various portfolios through actions such as buyouts, fund substitutions and portfolio sales.

Return capital to stockholders. We will focus on returning excess capital to stockholders actively and prudently. Our expected sources of excess capital generation over the course of the next several years include cash flow generated by earnings associated with our diverse, seasoned portfolio of retirement and protection businesses and quarterly unitholder distributions from our economic interest in AB, of which, as of December 31, 2018, nearly all is held outside of our insurance company subsidiaries.

Risk Management Strategy

Maintain risk management discipline. The goal of our risk management strategy is to protect capital, enable growth and achieve profitable results across various market cycles. For our variable annuity business, we use a dynamic hedging strategy to offset changes in the economic liability of our GMxB features due to changes in equity markets and interest rates. In addition to our dynamic hedging strategy, in the fourth quarter of 2017 and the first quarter of 2018, we implemented static hedge positions to maintain a target asset level for all variable annuities at or above a CTE98 level under most economic scenarios, and to maintain a CTE95 level even in extreme scenarios. We expect to adjust from time to time our static equity hedge positions to maintain our target level of CTE protection over time. For our non-variable annuity insurance businesses, we aim to maintain a 350-400% RBC ratio, which, combined with the variable annuity capital, would result in a Combined RBC Ratio in excess of 500%.

In addition, we expect that our diverse, seasoned in-force book of business should continue to generate statutory earnings further bolstering our statutory capital position. As of December 31, 2018, our debt-to-capital ratio was approximately 25%, which we believe supports strong financial strength ratings, and we expect to maintain a mid-20s% debt-to-capital ratio going forward.

We have enhanced our internal economic model to orient the company more toward U.S. regulatory and capital frameworks and away from the European Solvency II framework. Product pricing, new portfolio investments and capital distribution decisions are driven by this economic model and are designed to protect our economic solvency, honor our obligations to our clients and provide attractive risk-adjusted returns for our stockholders.

People Strategy

Raising likelihood of success through our people strategy. We understand that to execute our plan successfully we need not only a sound business strategy but an equally well-developed people strategy. In addition to ensuring strong alignment across our organization to our goals and strategies, we will continue our long-standing commitment to building a culture of inclusion, professional excellence and continuous learning. We are very pleased to have been recognized as a “Great Place to Work” in 2016, 2017 and 2018 by the Great Place to Work® Institute, an independent workplace authority. Professional development has always been a key part of our philosophy. For example, we were a founding partner with The American College of Financial Services in developing the Chartered Life Underwriter designation, which remains the industry standard. In addition to investing in our people’s development, we continually look for opportunities to bring in fresh talent to augment our team.

Financial Goals

We have designed our financial goals to maintain a strong balance sheet while delivering disciplined profitable growth. We have established the following financial goals which we believe best measure the execution of our business strategy and align with our stockholders’ interests:

•	Target asset level for all variable annuities at or above a CTE98 and an RBC ratio of 350-400% for our non-variable annuity insurance liabilities;

•	Return of capital to stockholders equal to at least 50-60% of our Non-GAAP Operating Earnings on an annualized basis starting in 2019, including payment of dividends and share repurchases;

•	Target a compound annual growth rate in our Non-GAAP Operating Earnings of 5-7% through 2020, subject to market conditions; and

•	We expect that the target growth in Non-GAAP Operating Earnings combined with our target return of capital to stockholders will result in Non-GAAP Operating ROE in the mid-teens by 2020.

While these goals are presented with numerical specificity, and we believe these goals to be reasonable as of the date of this prospectus, given the uncertainties surrounding the assumptions on which the goals are based, there are significant risks that the assumptions may not be realized and as a result, the financial goals may not be achieved. In calculating these goals, we exclude several significant impacts to our Protection Solutions segment in 2017, including actuarial assumption updates and model changes, a maintenance expense assumption update, a mortality table update and loss recognition testing. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations by Segment—Protection Solutions” in our Annual Report on Form 10-K incorporated by reference into this prospectus. We also exclude the anticipated beneficial impact of tax reform on Non-GAAP Operating Earnings. Accordingly, our actual results may differ from these financial goals and the differences may be material and adverse, particularly if actual events adversely differ from one or more of our key assumptions. Actual results may vary depending on various factors, including actual capital market outcomes, changes in actuarial models or emergence of actual experience, changes in regulation, and other factors discussed under “Risk Factors” and “Special Note Regarding Forward-Looking Statements and Information” in this prospectus and under “Risks Factors” and “Note Regarding Forward-Looking Statements and Information” in our Annual Report on Form 10-K incorporated by reference into this prospectus. We strongly caution investors not to place undue reliance on any of the underlying assumptions or financial goals. Except as may be required by applicable securities laws, we are not under any obligation and expressly disclaim any obligation to update or alter any assumptions, estimates, financial goals, projections or other related statements that we may make. For a description of Non-GAAP Operating Earnings and Non-GAAP Operating ROE, see “—Summary Historical Consolidated Financial Data” and “—Summary Unaudited Pro Forma Financial Information.” We currently report pro forma Non-GAAP Operating ROE based on pro forma Non-GAAP Operating Earnings and pro forma average equity attributable to Holdings, excluding AOCI, and we plan to report Non-GAAP Operating ROE beginning in the second quarter, 2019.

See “Business—Overview—Financial Goals” in our Annual Report on Form 10-K incorporated by reference into this prospectus for more information on our financial goals, including our key assumptions.

Recent Developments

Dividend Declared

On February 14, 2019, our Board declared a dividend on our common stock of $0.13 per share, which was paid on March 15, 2019 to stockholders of record as of March 5, 2019.

Share Repurchase Program

As of March 7, 2019, we had repurchased 40,605,866 shares of our common stock under a prior share repurchase program, including 30 million shares from AXA and the remainder through open market transactions. On February 27, 2019, our Board authorized a share repurchase program. Under the program, we may purchase up to $800 million of our common stock through December 31, 2019 (unless extended). The repurchase program does not obligate us to purchase any shares. Subject to market conditions, Holdings may, from time to time, purchase shares of its common stock through various means, including open market transactions, privately negotiated transactions (including share repurchases from AXA), forward, derivative, accelerated repurchase, or automatic repurchase transactions, or tender offers. The Board may terminate, increase or decrease the share repurchase program at any time. The Share Buyback is part of the share repurchase program. See “Share Buyback from AXA S.A.”

Our Relationship with AXA

After the settlement of this offering and the Share Buyback, we will no longer be a majority-owned subsidiary of AXA, but AXA will continue to hold a significant portion of our outstanding shares of common stock. AXA is a worldwide leader in life, property and casualty and health insurance and asset management. AXA is headquartered in France, with operations in 62 countries and approximately 160,000 employees and distributors. AXA operates primarily in Europe, North America, the Asia/Pacific region and, to a lesser extent, in other regions including the Middle East, Africa and Latin America. Neither AXA nor any affiliate of AXA has any obligation to provide any capital or credit support to us.

Following this offering and the Share Buyback, AXA will no longer hold a majority of the outstanding shares of our common stock, and as a result certain aspects of our governance and relationship with AXA will change, including pursuant to the agreements described in “Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K incorporated by reference into this prospectus. AXA has announced its intention to sell all of its interest in Holdings over time, subject to any lock-up periods and market conditions. For a description of the lock-up agreement in this offering, see “Underwriting.” However, AXA is under no obligation to sell the shares of common stock that it owns and retains the sole discretion to determine the timing of any future sales of shares of our common stock.

History and Development

Founded in 1859, our retirement and protection businesses distribute products to individuals and business owners through our affiliated distribution channel, AXA Advisors, and to the financial services market through our wholesalers serving third-party firms.

Our business also includes AB, of which we own an approximate 65% economic interest. Our economic interest consists of approximately 64% of the AB Units and approximately 4% of the AB Holding Units (representing an approximate 1% economic interest in ABLP). Our indirect, wholly owned subsidiary,

AllianceBernstein Corporation, is the General Partner of AB with the authority to manage and control AB, and accordingly, AB is consolidated in our financial statements. AB has been in the investment management and research business for more than 50 years. ABLP is the operating partnership for the AB business, and AB Holding’s activities consist of owning AB Units and engaging in related activities. AB Holding Units trade on the NYSE under the ticker symbol “AB”. AB Units do not trade publicly.

In connection with, and prior to, the initial public offering of our common stock (the “IPO”), we undertook a series of reorganization transactions to ensure that (i) we held, at the time of the IPO, all of AXA’s U.S. retirement and protection businesses and AXA’s interests in AB and (ii) certain AXA U.S. P&C business was extracted from us and held by AXA outside of us. As part of the reorganization, we also effected an unwind of the reinsurance provided to AXA Equitable Life by AXA RE Arizona for certain variable annuities with GMxB features. See “The Reorganization Transactions” for more detail on these transactions. To prepare for the IPO and operation as a stand-alone public company, we also undertook various recapitalization initiatives to align our capital structure—both at Holdings and on a consolidated basis—more closely with other U.S. public companies. See “Recapitalization.”

On May 9, 2018, our registration statement on Form S-1 (Registration No. 333-221521) relating to the IPO was declared effective by the SEC. On May 14, 2018, we completed the IPO at a price to the public of $20.00 per share. In connection with the IPO, AXA sold 157,837,500 shares of our common stock. AXA received all of the net proceeds and bore all commissions and discounts from the sale of our common stock. We did not receive any proceeds from the IPO.

Concurrently with the IPO, AXA completed the sale of $862.5 million aggregate principal amount mandatorily exchangeable securities, which are mandatorily exchangeable into up to 43,125,000 issued and outstanding shares of our common stock owned by AXA three years from issuance, subject to early exchange events. The mandatorily exchangeable securities and underlying shares of common stock were offered and sold in transactions exempt from the registration requirements of the Securities Act.

On November 15, 2018, our registration statement on Form S-1 (Registration No. 333-228365) relating to a secondary public offering of our common stock (the “November Secondary Offering”) was declared effective by the SEC. On November 20, 2018, we completed the November Secondary Offering at a price to the public of $20.25 per share. In connection with the November Secondary Offering, AXA sold 60,000,000 shares of our common stock. AXA received all of the net proceeds and bore all commissions and discounts from the sale of our common stock. We did not receive any proceeds from the November Secondary Offering. Concurrently with the November Secondary Offering, we repurchased 30,000,000 shares of our common stock from AXA at a price of $19.7438 per share.

On December 31, 2018, Holdings and certain of its subsidiaries executed a series of transactions that transferred all of the interests in AB held by AXA Equitable Life to a wholly-owned non-insurance company subsidiary of Holdings. These transactions were undertaken in order to simplify Holdings’ corporate structure and streamline Holdings’ cash flow and capital management.

Changes to Our Corporate Governance Following this Offering and the Share Buyback

Upon the settlement of this offering and the Share Buyback, AXA will no longer hold a majority of the outstanding shares of our common stock. Consequently, certain changes to our corporate governance will occur following the settlement of this offering and the Share Buyback as described below.

Director Resignations

Pursuant to the terms of the Shareholder Agreement (as defined in “Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K incorporated by reference into this prospectus) that we entered into with AXA at the time of our IPO, two directors who are designated as “AXA Directors” pursuant to the Shareholder Agreement with AXA must tender their resignations within 60 days of the settlement of this offering and the Share Buyback as a result of AXA ceasing to beneficially own a at least 50% of the outstanding shares of our common stock. Following these resignations, seven members of our current Board will remain in office, including our Chief Executive Officer, our three independent directors, and three AXA Directors.

The Nominating and Corporate Governance Committee of our Board is currently working to identify potential director candidates to replace the two AXA Directors who are expected to resign. It is expected that the candidates ultimately selected will each qualify as “independent” for purposes of the NYSE listed company rules and the rules of the SEC relating to the independence of audit committee members, and will be nominated by our Board for election at our 2019 annual meeting of stockholders. Additional information about the 2019 annual meeting of stockholders and our director nominees will be included in the proxy statement that we will file with the SEC in advance of our annual meeting of stockholders.

Controlled Company Exemption

Because no stockholder will own more than 50% of our outstanding common stock following the settlement of this offering and the Share Buyback, we will no longer be able to rely on the “controlled company” exemption provided by the NYSE listed company rules. Pursuant to this exemption, we have not been required to satisfy certain of the NYSE corporate governance requirements, including the requirements that our Board consist of a majority of directors who are “independent,” as defined under the NYSE listed company rules, and that our Compensation Committee and Nominating and Corporate Governance Committee each consist entirely of independent directors. We will become subject to all of the applicable NYSE corporate governance requirements after a transition period following the settlement of this offering and the Share Buyback, following which time our Board must consist of a majority of independent directors, and our Compensation Committee and Nominating and Corporate Governance Committee must each consist entirely of independent directors. The Shareholder Agreement requires that such changes be effected within 60 days after the first day AXA ceases to beneficially own more than 50% of our outstanding common stock.

Shareholder Agreement

Pursuant to the Shareholder Agreement, certain rights held by AXA cease to apply once AXA no longer beneficially owns more than 50% of our outstanding common stock. Following the settlement of this offering and the Share Buyback, we expect that this condition will be met, triggering certain consequences under the terms of our Shareholder Agreement, including:

•	The number of AXA Directors that AXA is entitled to nominate to our Board will decrease from five to three;

•	We no longer need to cause our Board to cause the Chairman of the Board to be an AXA Director;

•

Within 60 days of the settlement of this offering and Share Buyback, the AXA Director on each of the Compensation Committee and the Nominating and Corporate Governance Committee must resign from the Committee;

•	Each of the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee of our Board may act without the consent of the member who is an AXA Director;

•	AXA will have fewer rights with respect to public communications by us; and

•

Our Board no longer needs to take into account, when implementing, amending or rescinding any of our policies that relates to risk, capital, investment, environmental and social responsibility or regulatory compliance (each a “Critical Policy”), our status as a consolidated subsidiary of AXA, the interests of AXA therein and the requirement for us to comply with AXA Group standards, provided however, that so long as AXA is deemed to control us for U.S., European Commission or French regulatory purposes, and at all time prior to the date AXA ceases to own at least 20% of our outstanding common stock, we must (i) not adopt any policies or take actions that would cause AXA to violate applicable law, (ii) consult with AXA and take into account the reasonable interests of AXA prior to implementing, amending or rescinding any Critical Policy and (iii) maintain and observe the policies of AXA to the extent necessary for AXA to comply with its legal and regulatory obligations.

Certain rights held by AXA will also cease to apply when it no longer meets the criteria to consolidate our financial results in its financial statements for purposes of International Financial Reporting Standards (“IFRS”), including:

•	AXA will have fewer rights relating to the receipt of business and financial reporting information; and

•	AXA will no longer have the right to approve our business plan or annual budget.

For more information on the Shareholder Agreement, see “Certain Relationships and Related Transactions, and Director Independence—Shareholder Agreement” in our Annual Report on Form 10-K incorporated by reference into this prospectus.

Organizational Structure

After the settlement of this offering and the Share Buyback, AXA will hold approximately 49.5% of our common stock (or 48.3% if the underwriters exercise their option to purchase additional shares from the selling stockholder). As a result, we will no longer be a “controlled company” within the meaning of NYSE rules, following the settlement of this offering. This status means we will no longer be able to rely on exemptions from certain corporate governance requirements otherwise applicable to NYSE-listed companies. See “Changes to Our Corporate Governance Following this Offering and the Share Buyback—Controlled Company Exemption.”

The following two charts illustrate our overall corporate organizational structure and our ownership structure of AB, after giving effect to the settlement of this offering and the Share Buyback, assuming the underwriters do not exercise their option to purchase additional shares from the selling stockholder. The charts reflect only certain of our subsidiaries and have been simplified for illustrative purposes.

Organizational Structure Following Settlement of this Offering and the Share Buyback

(1)	For details on our economic ownership and general partnership interest in AB, see the following chart “Ownership Structure of AB Following Settlement of this Offering and the Share Buyback.”

Ownership Structure of AB Following Settlement of this Offering and the Share Buyback

(1)	AllianceBernstein Corporation is the general partner of AB Holding and ABLP.
(2)	0.8% held by unaffiliated holders.

Our Corporate Information

Holdings is a Delaware corporation. Our principal executive offices are located at 1290 Avenue of the Americas, New York, New York 10104, and our telephone number is (212) 554-1234.

We maintain a public website at https://www.axaequitableholdings.com. The information contained on or connected to our website is not a part of this prospectus, and you should not rely on any such information in making your decision whether to purchase shares of our common stock.

THE OFFERING

Common stock offered by the selling stockholder	40,000,000 shares.

Common stock to be outstanding after this offering and the Share Buyback	491,051,204 shares.

Option to purchase additional shares	The underwriters have a 30-day option to purchase up to an additional 6,000,000 shares of common stock from the selling stockholder at the offering price, less underwriting discounts and commissions.

Share Buyback from AXA S.A.	Concurrently with the completion of this offering, we expect to repurchase from AXA 30,000,000 shares of our common stock. The purchase price per share of shares repurchased in the Share Buyback will be equal to the per share purchase price paid by the underwriters in this offering. See “Share Buyback from AXA S.A.”

Upon the completion of this offering and the Share Buyback, AXA’s ownership of our common stock will decrease from approximately 60.1% to approximately 49.5% (or approximately 48.3% if the underwriters exercise their option to purchase additional shares of common stock from the Selling Stockholder in full) of our issued and outstanding common stock. See “Selling Stockholder.”

The closing of the Share Buyback is subject to a number of conditions (unless waived by the Company with the approval of the Audit Committee), including the successful completion of this offering. The closing of this offering is not conditioned upon the closing of the Share Buyback, and there can be no assurances that the Share Buyback will be completed even if this offering is completed.

Use of proceeds	We will not receive any proceeds from the sale of common stock in this offering; the selling stockholder will receive all of the proceeds from the sale of shares of our common stock.

Dividend policy	We intend to pay a quarterly cash dividend on our common stock of $0.13 per share in the first quarter of 2019, and we intend to pay quarterly cash dividends on our common stock of $0.15 per share beginning in the second quarter of 2019. See “Dividend Policy.”

NYSE symbol	“EQH”.

The number of shares of our common stock to be outstanding immediately following this offering is based on 521,051,204 shares outstanding as of March 7, 2019, and excludes 5,901,536 shares of common stock available for future issuance under our equity incentive plans.

Unless otherwise indicated, all information in this prospectus:

•	assumes no exercise by the underwriters of their option to purchase additional shares from the selling stockholder;

•	does not give effect to the up to 43,125,000 shares of our common stock owned by AXA and deliverable upon exchange of the mandatorily exchangeable securities issued by AXA concurrently with the IPO.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The summary financial data for the years ended December 31, 2018, 2017 and 2016 and as of December 31, 2018 and 2017 have been derived from the Company’s audited financial statements included in our Annual Report on Form 10-K incorporated by reference into this prospectus. The summary financial data as of December 31, 2016 have been derived from the Company’s audited financial statements included in the Company’s Form S-1 registration statement (Registration No. 333-228689) filed on November 13, 2018, as amended. See “Selected Financial Data” in our Annual Report on Form 10-K incorporated by reference into this prospectus for additional information, including financial data as of and for the years ended December 31, 2015 and 2014. The summary financial data as of and for the year ended December 31, 2016 have been restated from the Company’s Form S-1 registration statement (Registration No. 333-221521) filed on February 14, 2018 related to the IPO. The summary financial data as of and for the year ended December 31, 2017 have been revised from the Company’s prospectus dated May 9, 2018, filed on May 11, 2018 with the SEC pursuant to Rule 424(b)(4) under the Securities Act (the “IPO Prospectus”), and further revised from the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018. The restated summary financial data as of and for the year ended December 31, 2016 have been amended from the IPO Prospectus, and further amended from the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018. This summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the annual financial statements included in our Annual Report on Form 10-K incorporated by reference into this prospectus. Historical results are not indicative of future operating results, and results from interim periods are not indicative of full year results. The following consolidated statements of income (loss) and balance sheet data have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

	Years Ended December 31,
	2018	2017	2016
		(in millions)	(as restated)
Statements of Income (Loss) Data
Revenues
Policy charges and fee income	$3,824	$3,693	$3,729
Premiums	1,094	1,124	1,083
Net derivative gains (losses)	(231)	214	(1,848)
Net investment income	2,693	3,082	2,665
Investment gains (losses), net
Total other-than-temporary impairment losses	(42)	(15)	(68)
Other investment gains (losses), net	(44)	(176)	2,051

Total investment gains (losses), net	(86)	(191)	1,983

Investment management and service fees	4,268	4,093	3,749
Other income	516	445	402

Total revenues	12,078	12,460	11,763

	Years Ended December 31,
	2018	2017	2016
		(in millions)	(as restated)
Benefits and Other Deductions
Policyholders’ benefits	2,915	4,366	3,342
Interest credited to policyholders’ account balances	1,090	995	967
Compensation and benefits	2,079	1,980	1,965
Commissions and distribution related payments	1,160	1,081	1,000
Interest expense	231	160	174
Amortization of deferred policy acquisition costs	333	503	779
Other operating costs and expenses	1,809	2,069	1,509

Total benefits and other deductions	9,617	11,154	9,736
Income (loss) from operations, before income taxes	2,461	1,306	2,027

Income tax (expense) benefit	(307)	(49)	(378)
Net income (loss)	2,154	1,257	1,649
Less: Net (income) loss attributable to the noncontrolling interest	(334)	(423)	(395)

Net income (loss) attributable to Holdings	$1,820	$834	$1,254

	As of December 31,
	2018	2017	2016
		(in millions)	(as restated)
Balance Sheet Data (at period end)
Assets
Total investments and cash and cash equivalents	$85,802	$86,596	$77,972
Separate Account assets	110,337	124,552	113,150
Total assets	220,797	235,615	216,645
Liabilities
Short-term and long-term debt	4,955	2,408	1,605
Future policy benefits and other policyholders’ liabilities	30,998	30,330	30,357
Policyholders’ account balances	49,923	47,171	41,956
Equity
Total equity attributable to Holdings	13,866	13,421	11,407
Total equity attributable to Holdings, excluding Accumulated other comprehensive income (loss)	$15,262	$13,529	$12,328

	Years Ended December 31,
	2018	2017	2016
			(as restated)
	(in millions, except per share data)
Earnings Per Share Data
Earnings per share—Common stock
Basic	$3.27	$1.49	$2.24
Diluted	$3.27	$1.48	$2.24
Weighted average common shares outstanding
Basic	556.4	561.0	561.0
Diluted	556.5	561.0	561.0

	Years Ended December 31,
	2018	2017	2016
		(in millions)	(as restated)
Segment and Other Financial Data
Operating earnings (loss)
Individual Retirement	$1,555	$1,252	$1,167
Group Retirement	389	283	167
Investment Management and Research	381	211	161
Protection Solutions	197	502	77
Corporate and Other	(356)	(213)	(181)

Non-GAAP Operating Earnings(1)	$2,166	$2,035	$1,391

(1)

Non-GAAP Operating Earnings is an after-tax non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax Net income (loss) attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and are more sensitive to changes in market conditions than the variable annuity product liabilities as valued under U.S. GAAP. This is a large source of volatility in net income. Non-GAAP Operating Earnings equals our consolidated after-tax Net income (loss) attributable to Holdings adjusted to eliminate the impact of the following items:

•

Items related to Variable annuity product features, which include certain changes in the fair value of the derivatives and other securities we use to hedge these features, the effect of benefit ratio unlock adjustments and changes in the fair value of the embedded derivatives reflected within variable annuity products’ net derivative results;

•	Investment (gains) losses, which includes other-than-temporary impairments of securities, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;

•	Goodwill impairment, which includes a write-down of goodwill in 2017.

•

Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;

•	Other adjustments, which includes restructuring costs related to severance, lease write-offs related to non-recurring restructuring activities, and separation costs; and

•

Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period, permanent differences due to goodwill impairment, the Tax Reform Act, and the impact of the IRS directive.

Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business. We use our prevailing corporate federal income tax rate of 21%, 35% and 35% in 2018, 2017 and 2016, respectively, while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.

The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the years ended December 31, 2018, 2017 and 2016:

	As of December 31,
	2018	2017	2016
	(in millions)
Net income (loss) attributable to Holdings	$1,820	$834	$1,254
Adjustments related to:
Variable annuity product features	(70)	1,107	2,143
Investment (gains) losses	86	191	(1,983)
Goodwill impairment	—	369	—
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	215	135	140
Other adjustments(1)	299	119	(7)
Income tax expense (benefit) related to above adjustments	(111)	(644)	(93)
Non-recurring tax items	(73)	(76)	(63)

Non-GAAP Operating Earnings	$2,166	$2,035	$1,391

(1) Other adjustments includes separation costs of $213 million and $93 million in 2018 and 2017, respectively.

	As of December 31,
	2018	2017	2016
		(in millions)	(as restated)
Assets Under Management
AB AUM
Total AB	$516,353	$554,485	$480,200
Exclusion for General Account and Other Affiliated Accounts	(61,483)	(59,669)	(51,545)
Exclusion for Separate Accounts	(32,399)	(33,748)	(31,827)

AB Third Party	$422,471	$461,068	$396,828

Total Company AUM
AB Third Party	$422,471	$461,068	$396,828
General Account and Other Affiliated Accounts	85,802	86,596	77,972
Separate Accounts	110,337	124,552	113,150

Total AUM	$618,610	$672,216	$587,950

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

The summary unaudited pro forma condensed financial information presented below consists of the unaudited pro forma condensed statement of income (loss) for the year ended December 31, 2018 and the notes thereto. The unaudited pro forma condensed financial information should be read in conjunction with the information included under “The Reorganization Transactions,” “Recapitalization” and “Unaudited Pro Forma Condensed Financial Information” included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our annual financial statements included in our Annual Report on Form 10-K incorporated by reference into this prospectus. An unaudited pro forma balance sheet is not presented because all of the Reorganization Transactions occurred prior to December 31, 2018 and are fully reflected in the audited balance sheet as of December 31, 2018 included in the annual financial statements included in our Annual Report on Form 10-K incorporated by reference into this prospectus. The summary unaudited pro forma condensed financial information presented below is useful to investors because it provides a view of our results of operations for the periods presented giving effect to the Reorganization Transactions as if the Reorganization Transactions had occurred at the beginning of such period.

The unaudited pro forma condensed statement of income (loss) for year ended December 31, 2018 has been prepared to give effect to certain of the Reorganization Transactions as if these transactions had occurred on January 1, 2018. The pro forma adjustments that were made only represent those transactions which are directly attributable to the IPO, factually supportable and expected to have a continuing impact on our results of operations.

The unaudited pro forma condensed financial information is presented for informational purposes only and does not purport to represent our financial condition or our results of operations had these transactions occurred on or as of the dates noted above or to project the results for any future date or period. The unaudited pro forma condensed financial information has been prepared in accordance with Regulation S-X. Actual results may differ from the pro forma adjustments.

Pro forma
Year ended December 31, 2018(1)
(in millions)
Statement of Income (Loss) Data
Premiums	$1,094
Policy charges and fee income	3,824
Net investment income (loss) and Net derivative gains (losses)	2,446
Total investment gains / (losses), net	(86)
Investment management fees and other income	4,784

Total revenues	$12,062

Pro forma
Year ended December 31, 2018(1)
(in millions)
Benefits and Other Deductions
Policyholders’ benefits	$2,915
Interest credited to policyholders’ account balances	1,090
Commissions and distribution related payments	1,160
Compensation and benefits	2,079
Operating costs and other expenses	1,809
Amortization of DAC, net	333
Interest expense	249

Total benefits and other deductions	$9,635

Income (loss) from operations, before income taxes	$2,427
Income tax (expense) benefit	(313)

Net income (loss)	2,114
Less: net (income) loss attributable to the noncontrolling interest	(285)

Net income (loss) attributable to Holdings	$1,829

Pro forma
Year ended December 31, 2018
Other Pro Forma Data
Pro Forma Non-GAAP Operating Earnings(1) (in millions)	$2,175
Pro Forma Non-GAAP Operating ROE(2)	14.9%

(1)

Non-GAAP Operating Earnings is a non-GAAP financial measure. For our definition of Non-GAAP Operating Earnings, please see “—Summary Historical Consolidated Financial Data”. The following table provides a reconciliation of pro forma net income (loss) attributable to Holdings to pro forma Non-GAAP Operating Earnings:

Pro forma
Year ended December 31, 2018
Pro Forma Net income (loss) attributable to Holdings	$1,829
Adjustments related to:
Variable annuity product features	(70)
Investment (gains) losses	86
Goodwill Impairment	—
Net actuarial (gains) loss related to pension and other post-retirement benefit obligations	215
Other adjustments	299
Income tax expense (benefit) related to above adjustments	(111)
Non-recurring tax items	(73)

Pro Forma Non-GAAP Operating Earnings	$2,175

(2)

Non-GAAP Operating ROE is a non-GAAP financial measure used to evaluate our recurrent profitability on a consolidated basis. We calculate Non-GAAP Operating ROE by dividing Non-GAAP Operating Earnings by consolidated average equity attributable to Holdings, excluding Accumulated Other Comprehensive Income (“AOCI”) and Non-controlling interest (“NCI”). AOCI fluctuates period-to-period in a manner inconsistent with our underlying profitability drivers as the majority of such fluctuation is related to the market volatility of the unrealized gains and losses associated with our available for sale securities. Therefore, we believe excluding AOCI is more effective for analyzing the trends of our operations. Non-GAAP Operating ROE should not be used as a substitute for ROE. The following table provides a reconciliation of pro forma Non-GAAP Operating ROE:

Pro forma
Year ended December 31, 2018
Pro Forma Non-GAAP Operating Earnings	$2,175
Average Equity attributable to Holdings excluding Accumulated other comprehensive income (loss)	14,610
Pro Forma Non-GAAP Operating ROE	14.9%

The following tables provide a reconciliation of Average equity attributable to Holdings excluding Accumulated other comprehensive income (loss):

	Pro Forma
	As of
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Total equity attributable to Holdings	$13,866	$12,411	$13,364	$13,550
Accumulated other comprehensive income (loss)	(1,396)	(1,595)	(1,310)	(946)
Total equity attributable to Holdings excluding Accumulated other comprehensive income (loss)	15,262	14,006	14,674	14,496
Average Equity attributable to Holdings excluding Accumulated other comprehensive income (loss)(1)	$14,610

(1)	Pro Forma Average Equity attributable to Holdings excluding Accumulated other comprehensive income (loss) as of December 31, 2018 was calculated as an average of the four prior quarters.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, and the risk factors contained in our Annual Report on Form 10-K incorporated by reference into this prospectus, as well as other information contained in, or incorporated by reference into, this prospectus, including our financial statements, before making an investment decision. The risks described below and in our Annual Report on Form 10-K are not the only ones facing us. The occurrence of any of those risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial position, results of operations or cash flows. In any such case, the trading price of our common stock could decline, and you may lose all or part of your investment. This prospectus and our Annual Report on Form 10-K incorporated by reference into this prospectus also contain forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below and in our Annual Report on Form 10-K. See “Where You Can Find More Information” below.

Risks Relating to Our Continuing Relationship with AXA

AXA will be our principal shareholder following the settlement of this offering and the Share Buyback and will retain significant rights with respect to our governance and certain corporate actions pursuant to the Shareholder Agreement.

Upon settlement of this offering and the Share Buyback, AXA will own 49.5% of our outstanding common stock, or 48.3% if the underwriters exercise their option to purchase additional shares in full.

From the time of our IPO until the time of this offering, we have been treated as a “controlled company” for purposes of the NYSE listed company rules. Accordingly, we have not been subject to certain NYSE corporate governance requirements, including the requirements that our Board consists of a majority of directors who are “independent,” as defined under the NYSE listed company rules, and that our Compensation Committee and our Nominating and Corporate Governance Committee each consist entirely of independent directors. Following the settlement of this offering and the Share Buyback, and after a transition period, we will become subject to all of the applicable NYSE corporate governance requirements. The terms of the Shareholder Agreement require us to meet these requirements within 60 days of the settlement of this offering and the Share Buyback because AXA will cease to own at least 50% of our outstanding common stock. During the transition period you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. Following the transition period, three AXA directors will remain on our Board.

Following the transition period, AXA will no longer nominate a majority of our Board, and we will no longer be subject to certain AXA Group standards. However, pursuant to the Shareholder Agreement, AXA will continue to maintain significant influence over our governance. AXA will continue to have consent rights with respect to certain corporate and business activities that we may undertake, including during periods when AXA holds less than a majority of the outstanding shares of our common stock. Specifically, the Shareholder Agreement provides that, until the date on which AXA ceases to beneficially own at least 30% of our outstanding common stock, AXA’s prior written consent is required before we may take certain corporate and business actions, whether directly or indirectly through a subsidiary, including, among others, the following:

•

any merger, consolidation or similar transaction (or any amendment to or termination of an agreement to enter into such a transaction) involving us or any of our subsidiaries, on the one hand, and any other person, on the other hand, subject to certain specified exceptions;

•	any change in our authorized capital stock or the creation of any new class or series of our capital stock;

•

any issuance or acquisition of capital stock (including stock buy-backs, redemptions or other reductions of capital), or securities convertible into or exchangeable or exercisable for capital stock or equity-linked securities, subject to certain specified exceptions;

•	any issuance or acquisition of debt securities involving an aggregate principal amount exceeding $250 million;

•	any amendment (or approval or recommendation of any amendment) to our certificate of incorporation or by-laws; and

•	the election, appointment, hiring, dismissal or removal (other than for cause) of the Company’s CEO or CFO.

As a result of these consent rights, AXA will maintain significant control over our corporate and business activities following the completion of this offering and the Share Buyback. For additional discussion of AXA’s consent rights under the Shareholder Agreement, see “Certain Relationships and Related Transactions, and Director Independence—Shareholder Agreement—Consent Rights” in our Annual Report on Form 10-K incorporated by reference into this prospectus. Although AXA has announced that it intends to sell all of its interest in Holdings over time, AXA is under no obligation to do so and retains the sole discretion to determine the timing of any future sales of shares of our common stock. Neither AXA nor any affiliate of AXA has any obligation to provide any capital or credit support to us.

Our amended and restated certificate of incorporation and our amended and restated by-laws also include a number of provisions that may discourage, delay or prevent a change in our management or control for so long as AXA owns specified percentages of our common stock. See “—Risks Relating to Our Common Stock and This Offering—Anti-takeover provisions in our amended and restated certificate of incorporation and amended and restated by-laws and Delaware law could discourage, delay or prevent a change of control of our company and may affect the trading price of our common stock.” These provisions not only could have a negative impact on the trading price of our common stock, but could also allow AXA to delay or prevent a corporate transaction of which the public stockholders approve.

Following the settlement of this offering and the Share Buyback, AXA’s continuing significant interest in us may result in conflicts of interest. Conflicts of interest may arise because AXA and its affiliates have continuing agreements and business relationships with us.

Conflicts of interest may arise between AXA and us. Affiliates of AXA engage in transactions with us. Further, AXA may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us, and they may either directly, or through affiliates, also maintain business relationships with companies that may directly compete with us. In general, AXA or its affiliates could pursue business interests or exercise their voting power as stockholders in ways that are detrimental to us but beneficial to themselves or to other companies in which they invest or with whom they have a material relationship. Conflicts of interest could also arise with respect to business opportunities that could be advantageous to AXA, and they may pursue acquisition opportunities that may be complementary to our business. As a result, those acquisition opportunities may not be available to us. Under the terms of our amended and restated certificate of incorporation, AXA has no obligation to offer us corporate opportunities. See “—Our amended and restated certificate of incorporation provides that we waive any interest or expectancy in corporate opportunities presented to AXA.” In addition, changes to IFRS could impact the way we conduct our business (including, for example, which products we offer), our competitive position, our hedging program and the way we manage capital. See “Risk Factors—Risks Relating to Our Operations—Changes in accounting standards could have a material adverse effect on our business, results of operations or financial condition” in our Annual Report on Form 10-K incorporated by reference into this prospectus. AXA and its affiliates other than us are among AB’s largest clients. AXA and its affiliates other than us represented 6% of AB’s total AUM as of December 31, 2018 and 2% of AB’s net revenues for the year ended December 31, 2018. AB’s investment management agreements with AXA and its affiliates are terminable at any time or on short notice by either party and AXA and its affiliates are under no obligation to maintain any level of AUM with AB. If AXA and its affiliates were to terminate their investment management agreements with AB, it could have a materially adverse effect on AB’s business, results of operations or financial condition.

As a result of these relationships, the interests of AXA may not coincide with our interests or the interests of the other holders of our common stock. So long as AXA continues to control a significant amount of the outstanding shares of our common stock, AXA will continue to be able to strongly influence or effectively control our decisions, including potential mergers or acquisitions, asset sales and other significant corporate transactions.

Our amended and restated certificate of incorporation provides that we waive any interest or expectancy in corporate opportunities presented to AXA.

Our amended and restated certificate of incorporation provides that we, on our behalf and on behalf of our subsidiaries, renounce and waive any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities that are from time to time presented to AXA, or their respective officers, directors, agents, stockholders, members, partners, affiliates or subsidiaries, even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. None of AXA or its agents, stockholders, members, partners, affiliates or subsidiaries will generally be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues, acquires or participates in such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us or our subsidiaries unless, in the case of any such person who is a director or officer, such corporate opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer. To the fullest extent permitted by law, by becoming a stockholder in our company, stockholders are deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation. This provision allows AXA to compete with us. Strong competition for investment opportunities could result in fewer such opportunities for us. We likely will not always be able to compete successfully with our competitors and competitive pressures or other factors may also result in significant price competition, particularly during industry downturns, which could have a material adverse effect on our business, results of operations or financial condition.

If AXA sells a significant interest in our company to a third party in a private transaction, you may become subject to the control of a presently unknown third party and may not realize any change of control premium on shares of our common stock.

AXA has the ability, should it choose to do so, to sell some or all of its shares of our common stock in a privately negotiated transaction. The ability of AXA to privately sell such shares of our common stock could prevent you from realizing any change of control premium on your shares of our common stock that may otherwise accrue to AXA upon its private sale of our common stock. Additionally, if AXA privately sells a significant equity interest in us to a third party, we may become subject to the control or significant influence of a presently unknown third party. Such third party may have conflicts of interest with the interests of other stockholders.

We may fail to replicate or replace functions, systems and infrastructure provided by AXA or certain of its affiliates (including through shared service contracts) or lose benefits from AXA’s global contracts, and AXA and its affiliates may fail to perform the services provided for in the Transitional Services Agreement.

Historically, we have received services from AXA and have provided services to AXA, including information technology services, services that support financial transactions and budgeting, risk management and compliance services, human resources services, insurance, operations and other support services, primarily through shared services contracts with various third-party service providers. AXA and its affiliates continue to provide or procure certain services to us pursuant to the Transitional Services Agreement. Certain contracts and services between us and AXA are not covered by the Transitional Services Agreement and continue pursuant to the terms of such contracts. Under the Transitional Services Agreement, AXA agrees to continue to provide us with certain services currently provided to us by or through AXA, either directly or on a pass-through basis, and we agree to continue to provide, or arrange to provide, AXA with certain services currently provided to them, either directly or on a pass-through basis. The Transitional Services Agreement will not continue indefinitely.

We are working to replicate or replace the services that we will continue to need in the operation of our business that are provided currently by AXA or its affiliates through shared service contracts they have with various third-party providers and that will continue to be provided under the Transitional Services Agreement for applicable transitional periods. We cannot assure you that we will be able to obtain the services at the same or better levels or at the same or lower costs directly from third-party providers. As a result, when AXA or its affiliates cease providing these services to us, either as a result of the termination of the Transitional Services Agreement or individual services thereunder or a failure by AXA or its affiliates to perform their respective obligations under the Transitional Services Agreement, our costs of procuring these services or comparable replacement services may increase, and the cessation of such services may result in service interruptions and divert management attention from other aspects of our operations.

There is a risk that an increase in the costs associated with replicating and replacing the services provided to us under the Transitional Services Agreement and the diversion of management’s attention to these matters could have a material adverse effect on our business, results of operations or financial condition. We may fail to replicate the services we currently receive from AXA on a timely basis or at all. Additionally, we may not be able to operate effectively if the quality of replacement services is inferior to the services we are currently receiving. Furthermore, once we are no longer an affiliate of AXA, we will no longer receive certain group discounts and reduced fees that we are eligible to receive as an affiliate of AXA. The loss of these discounts and reduced fees could increase our expenses and have a material adverse effect on our business, results of operations or financial condition.

In connection with preparing for the IPO and operating as a stand-alone public company following the IPO, we have incurred and expect to continue to incur one-time and recurring expenses. These expenses primarily relate to information technology, compliance, internal audit, finance, risk management, procurement, client service, human resources and other support services. We estimate that the aggregate amount of these one-time expenses will be between approximately $300 million and $350 million, of which $213 million and $93 million were incurred in 2018 and 2017, respectively. Furthermore, additional one-time expenses will be incurred when AXA ceases to own at least a majority of our outstanding common stock. We estimate that the aggregate amount of these additional one-time expenses will be between approximately $300 million and $350 million. These expenses, any recurring expenses, including under the Transitional Services Agreement, and any additional one-time expenses, including as a result of rebranding, we may incur may be material.

Costs associated with rebranding following the settlement of this offering and the Share Buyback could be significant.

Prior to the IPO, as a wholly-owned subsidiary of AXA, we marketed our products and services using the “AXA” brand name and logo together with the “Equitable” brand. Following the settlement of this offering and the Share Buyback, we expect to rebrand and cease use, pursuant to the Trademark License Agreement, of the “AXA” brand name and logo within 18 months, subject to such extensions as permitted under the Trademark License Agreement. We have benefited, and will continue to benefit for a limited time as set forth in the Trademark License Agreement, from trademarks licensed in connection with the AXA brand. We believe the association with AXA provides us with preferred status among our customers, vendors and other persons due to AXA’s globally recognized brand, reputation for high quality products and services and strong capital base and financial strength. Any rebranding we undertake could adversely affect our ability to attract and retain customers, which could result in reduced sales of our products. We cannot accurately predict the effect that any rebranding we undertake will have on our business, customers or employees. We expect to incur significant costs, including marketing expenses, in connection with any rebranding of our business. Any adverse effect on our ability to attract and retain customers and any costs could have a material adverse effect on our business, results of operations or financial condition.

Certain of our directors may have actual or potential conflicts of interest because of their AXA equity ownership or their current or former AXA positions.

A number of our directors have been, and are, AXA officers, directors or employees and, thus, have professional relationships with AXA’s executive officers, directors or employees. In addition, because of their current or former AXA positions, certain of our directors and executive officers own AXA common stock, American Depository Shares, deferred stock units, performance shares or options to acquire shares of AXA common stock, and, for some of these individuals, their individual holdings may be significant compared to their total assets. These relationships and financial interests may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for AXA and us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between AXA and us regarding the terms of the agreements governing our relationship with AXA.

We have indemnification obligations in favor of AXA.

We and AXA have entered into certain agreements, including a Shareholder Agreement, Registration Rights Agreement, Transitional Services Agreement, Trademark License Agreement and a Tax Sharing Agreement (each as defined in “Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K incorporated by reference into this prospectus), that govern our and AXA’s obligations to each other following the IPO in respect of, among other things, taxes and transition services and their respective indemnification obligations. The amounts payable by us pursuant to such indemnification obligations could be significant.

We may be subject to ongoing regulation as a result of AXA’s ownership of us and for as long as we are an affiliate of AXA.

Regulators and lawmakers in non-U.S. jurisdictions are engaged in addressing the causes of the financial crisis and means of avoiding such crises in the future. For example, the Financial Stability Board has identified nine global systemically important insurers (“GSIIs”), which include AXA. While the precise implications of being designated a GSII are still developing, it could have far reaching regulatory and competitive implications for AXA and adversely impact AXA’s capital requirements, profitability, the fungibility of AXA’s capital and ability to provide capital/financial support for AXA companies, including potentially AXA Equitable Life, AXA’s ability to grow through future acquisitions, internal governance and could change the way AXA conducts its business and adversely impact AXA’s overall competitive position versus insurance groups that are not designated GSIIs. The multiplicity of different regulatory regimes, capital standards and reporting requirements could increase AXA’s operational complexity and costs. All of these possibilities, if they occurred, could affect the way we conduct our business (including, for example, which products we offer) and manage capital, and may require us to satisfy increased capital requirements, all of which in turn could materially affect our business, results of operations or financial condition.

AXA is subject to Solvency II, the European directive which, together with its associated regulations and guidelines, establishes capital adequacy, risk management and regulatory reporting requirements for groups with a parent company established in the European Union. Among other things, as a member of a group subject to Solvency II, we may be required to hold more capital than the levels required under local law and incur costs necessary to comply with its requirements. In addition, because AXA is subject to Solvency II, it may impact the types of investments in, and the duration of, our General Account investment portfolio. It is possible that the requirements imposed on Solvency II groups, or the regulatory interpretation of those requirements, may change over time, increasing our capital requirements or costs.

Risks Relating to Financial Reporting

Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act,” and the Dodd-Frank Act, is expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our stock price.

We are subject to the reporting, accounting and corporate governance requirements under the listing standards of the NYSE, the Sarbanes-Oxley Act, the Dodd-Frank Act and the Exchange Act that apply to issuers of listed equity, which impose compliance requirements, costs and obligations upon us. The changes necessitated by publicly listing our equity require a significant commitment of additional resources and management oversight which has increased our operating costs. Further, to comply with the requirements of being a public company, we have undertaken and continue to undertake various actions, such as implementing new or enhanced internal controls and procedures and hiring additional accounting or internal audit staff.

The expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations’ expenses, increased directors’ fees, director and officer liability insurance costs, registrar and transfer agent fees, and listing fees, as well as other expenses. As a public company, we are required, among other things, to prepare and file periodic and current reports, and distribute other stockholder communications, in compliance with the federal securities laws and NYSE rules, define and expand the roles and the duties of our Board and its committees, and institute more comprehensive compliance and investor relations functions. Our ability to successfully implement our strategy and comply with the Exchange Act and the SEC’s rules thereunder requires us to be able to prepare timely and accurate financial statements. During the course of preparing for the IPO, we:

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restated the annual financial statements for the year ended December 31, 2016, restated the interim financial statements for the nine months ended September 30, 2017 and for the six months ended June 30, 2017, revised the annual financial statements for the year ended December 31, 2015 and revised the interim financial statements for the nine months ended September 30, 2016 and for the six months ended June 30, 2016, in each case included in the first amendment of our Form S-1 registration statement filed on February 14, 2018 related to the IPO; and

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restated the interim financial statements for the six months ended June 30, 2017 and revised the annual financial statements for the years ended December 31, 2016, 2015 and 2014 and the interim financial statements for the six months ended June 30, 2016, in each case included in our initial Form S-1 registration statement filing on November 13, 2017 related to the IPO.

In addition, during the preparation of our quarterly report on Form 10-Q for the six months ended June 30, 2018, management identified a misclassification error between interest credited and net derivative gains/losses, which resulted in misstatements in the consolidated statements of income (loss) and statements of cash flows that were not considered material. Accordingly, we (i) revised the annual financial statements for the year ended December 31, 2017, (ii) amended the restated annual financial statements for the year ended December 31, 2016 and (iii) amended the restated interim financial statements for the nine months ended September 30, 2017 and for the six months ended June 30, 2017, in each case that were reported in the IPO Prospectus.

Further, in connection with preparing our quarterly report on Form 10-Q for the nine months ended September 30, 2018, management identified errors primarily related to the calculation of policyholders’ benefit reserves for our life and annuity products and the calculation of net derivative gains (losses) and DAC amortization for certain variable and interest sensitive life products. Accordingly, we (i) amended the restated interim financial statements for the nine months ended September 30, 2017 and the six months ended June 30, 2017 from the previously reported interim financial statements, (ii) revised the interim financial statements for the six months ended June 30, 2018 and the three months ended March 31, 2018 and 2017 from the previously reported interim financial statements, (iii) revised the annual financial statements for the years ended December 31, 2017 from the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended

March 31, 2018 and June 30, 2018, (iv) amended the restated annual financial statements for the year ended December 31, 2016 from the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018 and (v) revised the annual financial statements for the year ended December 31, 2015, 2014 and 2013 from the IPO prospectus.

Lastly, in connection with preparing the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, management identified certain cash flows that were incorrectly classified in the Company’s historical consolidated statement of cash flows. The impact of these misclassifications was not considered material. Accordingly, the Company has revised its annual financial statements for the year ended December 31, 2017, and the Company will revise its interim financial statements for the three, six and nine months ended March 31, June 30 and September 30, 2018 and 2017, respectively, in its first, second and third quarter 2019 Form 10-Qs, respectively.

We cannot assure you that we will not discover additional misstatements in our previously issued financial statements in the future. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, including any delay in the remediation of our existing material weaknesses, or if we are unable to comply with the demands that have been placed on us as a public company, including the requirements of the Exchange Act and the SEC’s rules thereunder, could cause our business, results of operations, financial condition or stock price to be materially and adversely impacted.

As a public company there is an increased burden on our accounting and internal audit staff because Holdings is an additional company subject to the reporting requirements of the U.S. federal securities laws in addition to our subsidiaries that were already subject to such requirements. These additional burdens increase the risk that we will not be able to timely file our or our subsidiaries periodic and other reports with the SEC. The failure to report our insurance subsidiaries’ financial condition or financial results accurately or report them within the timeframes required by the SEC could cause our insurance subsidiaries to halt sales of certain variable insurance products and delay or prevent us from launching new products or new product features. For instance, AXA Equitable Life failed to timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and required an extension of the due date under Rule 12b-25 for its Annual Report on Form 10-K for the year ended December 31, 2017. See “Risk Factors—Risks Relating to the Products We Offer, Our Structure and Product Distribution—Our retirement and protection products contain numerous features and are subject to extensive regulation and failure to administer or meet any of the complex product requirements may adversely impact our business, results of operations or financial condition” in our Annual Report on Form 10-K incorporated by reference into this prospectus.

During the course of preparing our U.S. GAAP financial statements for the IPO, our management has identified two material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, we may not be able to report our financial condition or results of operations accurately or on a timely basis, which could materially and adversely affect investor confidence in us and, as a result, the price of our common stock.

As a public company, we are required to maintain and assess internal control over financial reporting and disclosure controls and procedures and, after a transition period, publicly report on the effectiveness of our internal control over financial reporting in accordance with the rules of the SEC under the Exchange Act. Following a transition period, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting pursuant to SEC rules under the Exchange Act.

During the course of preparing our U.S. GAAP financial statements for the IPO, our management has identified two material weaknesses in the design and operation of our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. Until remedied, these material weaknesses could result in a misstatement of our consolidated financial statements or disclosures that would result in a material misstatement to our annual or interim financial statements that would not be prevented or detected.

Our management consequently concluded that we do not (1) maintain effective controls to timely validate that actuarial models are properly configured to capture all relevant product features and to provide reasonable assurance that timely reviews of assumptions and data have occurred, and, as a result, errors were identified in future policyholders’ benefits and deferred policy acquisition costs balances; and (2) maintain sufficient experienced personnel to prepare Holdings’ consolidated financial statements and to verify that consolidating and adjusting journal entries were completely and accurately recorded to the appropriate accounts or segments and, as a result, errors were identified in the consolidated financial statements, including in the presentation and disclosure between sections of the statement of cash flows. These material weaknesses resulted in misstatements in our previously issued annual and interim financial statements and resulted in:

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the restatement of the annual financial statements for the year ended December 31, 2016, the restatements of the interim financial statements for the nine months ended September 30, 2017 and for the six months ended June 30, 2017, the revision of the annual financial statements for the year ended December 31, 2015 and the revision of the interim financial statements for the nine months ended September 30, 2016 and for the six months ended June 30, 2016, in each case that were reported in the preliminary prospectus included in the first amendment of our Form S-1 registration statement filed on February 14, 2018; and

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the restatement of the interim financial statements for the six months ended June 30, 2017 and the revision of the annual financial statements for the years ended December 31, 2016, 2015 and 2014 and the interim financial statements for the six months ended June 30, 2016, in each case that were reported in the preliminary prospectus included in our initial Form S-1 registration statement filed on November 13, 2017.

In addition, during the preparation of our quarterly report on Form 10-Q for the six months ended June 30, 2018, management identified a misclassification error between interest credited and net derivative gains/losses, which resulted in misstatements in the consolidated statements of income (loss) and statements of cash flows that were not considered material. Accordingly, we (i) revised the annual financial statements for the year ended December 31, 2017 (ii) amended the restated annual financial statements for the year ended December 31, 2016 and (iii) amended the restated interim financial statements for the nine months ended September 30, 2017 and for the six months ended June 30, 2017, in each case that were reported in the IPO prospectus.

Further, in connection with preparing our quarterly report on Form 10-Q for the nine months ended September 30, 2018, management identified errors primarily related to the calculation of policyholders’ benefit reserves for our life and annuity products and the calculation of net derivative gains (losses) and DAC amortization for certain variable and interest sensitive life products. Accordingly, we (i) amended the restated interim financial statements for the nine months ended September 30, 2017 and the six months ended June 30, 2017 from the previously reported interim financial statements, (ii) revised the interim financial statements for the six months ended June 30, 2018 and the three months ended March 31, 2018 and 2017 from the previously reported interim financial statements, (iii) revised the annual financial statements for the years ended December 31, 2017 from the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018, (iv) amended the restated annual financial statements for the year ended December 31, 2016 from the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018 and (v) revised the annual financial statements for the year ended December 31, 2015, 2014 and 2013 from the IPO prospectus.

Lastly, in connection with preparing the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, management identified certain cash flows that were incorrectly classified in the Company’s historical consolidated statement of cash flows. The impact of these misclassifications was not considered material. Accordingly, the Company has revised its annual financial statements for the year ended December 31,

2017, and the Company will revise its interim financial statements for the three, six and nine months ended March 31, June 30 and September 30, 2018 and 2017, respectively, in its first, second and third quarter 2019 Form 10-Qs, respectively.

The changes necessary to correct the identified misstatements in our previously reported historical results have been appropriately reflected in our consolidated annual financial statements incorporated by reference in this prospectus. Until remedied, these material weaknesses could result in a misstatement of our consolidated financial statements or disclosures that would result in a material misstatement to our annual or interim financial statements that would not be prevented or detected.

Since identifying the material weakness related to our actuarial models, we have been, and are currently in the process of, remediating the material weakness by taking steps to validate all existing actuarial models and valuation systems as well as to improve controls and processes around our assumption and data process. These steps include verifying inputs and unique algorithms, ensuring alignment with documented accounting standards and verifying that assumptions used in our models are consistent with documented assumptions and data is reliable. The remediation efforts are being performed by our internal model risk team (which is separate from our modeling and valuation teams), as supported by third party firms. We will continue to enhance controls to ensure that our models, including assumptions and data, are re-validated on a fixed calendar schedule and that new model changes and product features are tested through our internal model risk team prior to adoption within our models and systems. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate when the remediation will be completed.

Since identifying the material weakness related to our journal entry process, we have been, and are currently in the process of, remediating the material weakness by taking steps to strengthen the control function related to our financial closing process. These steps include recruiting additional personnel, retaining external expert resources, further automating entries where possible, enhancing the design of certain management review controls and providing training regarding internal control processes. We will continue to enhance controls to ensure that the financial closing process is effectively implemented. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate when the remediation will be completed.

If we fail to remediate effectively these material weaknesses or if we identify additional material weaknesses in our internal control over financial reporting, we may be unable to report our financial condition or financial results accurately or to report them within the timeframes required by the SEC. If this were the case, we could become subject to sanctions or investigations by the SEC or other regulatory authorities. Furthermore, failure to report our insurance subsidiaries’ financial condition or financial results accurately or report them within the timeframes required by the SEC could cause our insurance subsidiaries to curtail or cease sales of certain variable insurance products. In addition, if we are unable to determine that our internal control over financial reporting or our disclosure controls and procedures are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, when required, investors may lose confidence in the accuracy and completeness of our financial reports, we may face reduced ability to obtain financing and restricted access to the capital markets, we may be required to curtail or cease sales of our products, and the price of our common stock may be materially and adversely affected.

Risks Related to Our Common Stock and this Offering

The market price of our common stock may be volatile and could decline after this offering.

Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock may fluctuate significantly. Among the factors that could affect our stock price are:

•	industry or general market conditions;

•	domestic and international economic factors unrelated to our performance;

•	changes in our customers’ preferences;

•	new regulatory pronouncements and changes in regulatory guidelines;

•	lawsuits, enforcement actions and other claims by third parties or governmental authorities;

•	adverse publicity related to us or another industry participant;

•	actual or anticipated fluctuations in our operating results;

•	changes in securities analysts’ estimates of our financial performance or lack of research coverage and reports by industry analysts;

•	action by institutional stockholders or other large stockholders (including AXA), including future sales of our common stock;

•	failure to meet any guidance given by us or any change in any guidance given by us, or changes by us in our guidance practices;

•	announcements by us of significant impairment charges;

•	speculation in the press or investment community;

•	investor perception of us and our industry;

•	changes in market valuations or earnings of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions, dispositions or strategic partnerships;

•	war, terrorist acts and epidemic disease;

•	any future sales of our common stock or other securities;

•	additions or departures of key personnel; and

•	misconduct or other improper actions of our employees.

In particular, we cannot assure you that you will be able to resell your shares at or above the public offering price. Stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against the affected company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which could materially and adversely affect our business, results of operations or financial condition.

The completion of the Share Buyback is subject to conditions and there can be no assurance that the Share Buyback will occur.

The completion of this offering is not conditioned upon the closing of the Share Buyback. Accordingly, the possibility exists that this offering will be completed and the Share Buyback will not have been completed. In such circumstances, the shares of common stock that would otherwise have been repurchased by us in the Share Buyback would remain owned by AXA, which would increase AXA’s proportionate share of our outstanding common stock above what it would have been had the Share Buyback been completed. In addition, in such circumstance the number of shares of our common stock outstanding immediately following this offering would be higher than it would be if the Share Buyback were to have been completed. Finally, to the extent we seek to repurchase our common stock through other means, we might face higher repurchase costs.

Future sales of shares by us or our existing stockholders could cause our stock price to decline.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

As of March 7, 2019, we have 521,051,204 outstanding shares of common stock. Of these outstanding shares, all of the shares sold in the IPO and the November Secondary Offering are, and all of the shares to be sold in this offering will be, immediately tradable without restriction under the Securities Act of 1933, as amended, or the “Securities Act,” except for any shares held by “affiliates,” as that term is defined in Rule 144 under the Securities Act, or “Rule 144.”

In May 2018, November 2018 and March 2019, we filed registration statements on Form S-8 under the Securities Act to register the shares of common stock to be issued under our equity compensation plans and, as a result, all shares of common stock acquired upon exercise of stock options granted under our plans are also freely tradable under the Securities Act, subject to the terms of the lock-up agreements, unless purchased by our affiliates. As of March 7, 2019, 5,901,536 shares of our common stock are available for future issuances under our equity incentive plans.

The remaining 243,162,500 shares of common stock outstanding as of March 7, 2019, after giving effect to this offering and the Share Buyback, are restricted securities within the meaning of Rule 144, but will be eligible for resale subject, in certain cases, to applicable volume, manner of sale, holding period and other limitations of Rule 144 or pursuant to an exception from registration under Rule 701 under the Securities Act, or “Rule 701,” subject to the terms of the lock-up agreements described below.

In connection with this offering, we, the selling stockholder and all of our directors and executive officers will enter into lock-up agreements under which, subject to certain exceptions, we and they have agreed not to sell, transfer or dispose of or hedge, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 60 days after the date of this prospectus, except with the prior written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC. Following the expiration of this 60-day lock-up period, approximately 243,162,500 shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144 or pursuant to an exception from registration under Rule 701. As resale restrictions end, the market price of our common stock could decline if AXA sells its shares or is perceived by the market as intending to sell them. J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC may, in their sole discretion and at any time, release all or any portion of the securities subject to lock-up agreements entered into in connection with this offering. Furthermore, subject to the expiration or waiver of the lock-up agreements, AXA has the right to require us to register shares of common stock for resale in some circumstances pursuant to the Registration Rights Agreement we entered into with AXA.

In the future, we may issue additional shares of common stock or other equity or debt securities convertible into or exercisable or exchangeable for shares of our common stock in connection with a financing, strategic investment, litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing stockholders and could cause the trading price of our common stock to decline.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts that cover our common stock downgrade our stock or publish misleading or unfavorable research about our business, our stock price would likely decline. If one or more of the analysts ceases coverage of our common stock or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our common stock price or trading volume to decline.

Future offerings of debt or equity securities which would rank senior to our common stock may adversely affect the market price of our common stock.

If, in the future, we decide to issue debt or equity securities that rank senior to our common stock, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

Anti-takeover provisions in our amended and restated certificate of incorporation and amended and restated by-laws and Delaware law could discourage, delay or prevent a change of control of our company and may affect the trading price of our common stock.

Our amended and restated certificate of incorporation and our amended and restated by-laws include a number of provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. For example, our amended and restated certificate of incorporation and amended and restated by-laws collectively:

•	authorize the issuance of shares of our common stock to create voting impediments or to frustrate persons otherwise seeking to effect a takeover or gain control;

•	authorize the issuance of “blank check” preferred stock that could be issued by our Board to thwart a takeover attempt;

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provide that vacancies on our Board, including vacancies resulting from an enlargement of our Board, may be filled only by a majority vote of directors then in office once AXA ceases to beneficially own at least 50% of the outstanding shares of our common stock;

•	prohibit stockholders from calling special meetings of stockholders once AXA ceases to beneficially own at least 50% of the outstanding shares of our common stock;

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prohibit stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders, once AXA ceases to beneficially own at least 50% of the outstanding shares of our common stock;

•	establish advance notice requirements for nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders; and

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require the approval of holders of at least 66 2/3% of the outstanding shares of our common stock to amend our amended and restated by-laws and certain provisions of our amended and restated certificate of incorporation once AXA ceases to beneficially own at least 50% of the outstanding shares of our common stock.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future.

Our amended and restated certificate of incorporation and amended and restated by-laws may also make it difficult for stockholders to replace or remove our management. Furthermore, the existence of the foregoing provisions, as well as the significant amount of common stock that AXA will continue to own following this offering, could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

Our amended and restated certificate of incorporation includes provisions limiting the personal liability of our directors for breaches of fiduciary duty under the Delaware General Corporation Law.

Our amended and restated certificate of incorporation contains provisions permitted under the General Corporation Law of the State of Delaware, or the “DGCL,” relating to the liability of directors. These provisions eliminate a director’s personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the DGCL (unlawful dividends); or

•	any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions do not alter a director’s liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or stockholders.

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, other employees, agents or stockholders, (iii) any action asserting a claim arising out of or under the DGCL, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (including, without limitation, any action asserting a claim arising out of or pursuant to our amended and restated certificate of incorporation or our amended and restated by-laws) or (iv) any action asserting a claim that is governed by the internal affairs doctrine. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. The choice of forum provision in our amended and restated certificate of incorporation may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or any of our directors, officers, other employees, agents or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect our business, results of operations or financial condition.

Our investment advisory agreements with clients, and our selling and distribution agreements with various financial intermediaries and consultants, are subject to termination or non-renewal on short notice. Future sales by AXA, including this offering and the Share Buyback, could result in an assignment of certain of our investment advisory agreements and the termination of the relevant contracts, which could have a material adverse effect on our business, results of operations or financial condition.

AB derives most of its revenues pursuant to written investment management agreements (or other arrangements) with institutional investors, mutual funds and private wealth clients. In addition, as part of our variable annuity products, AXA Equitable FMG enters into written investment management agreements (or other arrangements) with mutual funds.

Generally, these investment management agreements, including AB’s agreements with AXA and its subsidiaries (AB’s largest client), are terminable without penalty at any time or upon relatively short notice by either party. For example, an investment management contract with an SEC-registered investment company (a “RIC”) may be terminated at any time, without payment of any penalty, by the RIC’s board of directors or by vote of a majority of the outstanding voting securities of the RIC on not more than 60 days’ notice. The investment management agreements pursuant to which AB and AXA Equitable FMG manage RICs must be renewed and approved by the RICs’ boards of directors (including a majority of the independent directors) annually. A significant majority of the directors are independent. Consequently, there can be no assurance that the board of directors of each RIC will approve the investment management agreement each year, or will not condition its approval on revised terms that may be adverse to us.

Also, as required by the Investment Company Act, each investment advisory agreement with a RIC automatically terminates upon its assignment, although new investment advisory agreements may be approved by the RIC’s board of directors or trustees and stockholders. An “assignment” includes a sale of a control block of the voting stock of the investment adviser or its parent company. In the event of a future sale by AXA to a third party of a controlling interest in our common stock or if sales by AXA of our common stock, including this offering and the Share Buyback, were deemed to be an actual or constructive assignment, these termination provisions could be triggered, which may adversely affect AB’s and AXA Equitable FMG’s ability to realize the value of their respective investment advisory agreements. In addition, the actual or constructive transfer of our general partnership interest in AB would constitute an assignment.

The Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), may also require approval or consent of advisory contracts by clients in the event of an “assignment” of the contract (including a sale of a control block of the voting stock of the investment adviser or its parent company) or a change in control of the investment adviser. Were the sale of our common stock by AXA, including this offering and the Share Buyback, or another transaction to result in an assignment or change in control, the inability to obtain consent or approval from clients or stockholders of RICs or other clients could result in a material reduction in advisory fees.

AXA has announced its intention to sell all of its interest in the Company over time, subject to any lock-up periods and market conditions. This offering and the Share Buyback could result in an assignment for purposes of the Investment Company Act and the Investment Advisers Act as described above because we expect AXA will cease to own at least 50% of our common stock following this offering and the Share Buyback. Prior to when such sales trigger an assignment as described above, we need to seek requisite consents or approvals for such assignment. As of December 31, 2018, we had obtained shareholder approvals for the 1290 Funds, certain EQAT and AXA Premier VIP Trusts with a record date of June 30, 2018 and the vast majority of AB’s funds. We are in the process of obtaining shareholder approvals for seventeen EQAT funds that commenced operations in the fourth quarter of 2018 and nine AB funds. We may not be successful in obtaining such consents or approvals which would result in terminations of the relevant contracts. Such terminations could have a material adverse effect on our business, results of operations or financial condition.

Similarly, we enter into selling and distribution agreements with securities firms, brokers, banks and other financial intermediaries that are terminable by either party upon notice (generally 30 days) and do not obligate the financial intermediary to sell any specific amount of our products. These intermediaries generally offer their clients investment products that compete with our products. In addition, certain institutional investors rely on consultants to advise them about choosing an investment adviser and some of AB’s services may not be considered among the best choices by these consultants. As a result, investment consultants may advise their clients to move their assets invested with AB to other investment advisers, which could result in significant net outflows.

Finally, AB’s Private Wealth Services relies on referrals from financial planners, registered investment advisers and other professionals. We cannot be certain that we will continue to have access to, or receive referrals from, these third parties.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION

This prospectus and the documents incorporated by reference herein contain forward-looking statements and cautionary statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this prospectus and the documents incorporated by reference herein and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, financial goals, financial position, results of operations, cash flows, prospects, strategies or expectations, and the impact of prevailing economic conditions.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations or financial condition, may differ materially from those made in or suggested by any forward-looking statements. In addition, even if our results of operations, financial condition and cash flows, are consistent with the forward-looking statements contained in this prospectus and the documents incorporated by reference herein, those results may not be indicative of results in subsequent periods. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:

•	Adverse conditions in the global capital markets and the economy, including equity market declines, interest rate fluctuations and market conditions, and the ability to meet our liquidity needs;

•	Inadequacy of our reinsurance and hedging programs;

•	GMxB features within certain of our products;

•	Competition from other insurance companies, banks, asset managers and other financial institutions;

•	The failure of our new business strategy in accomplishing our objectives;

•

Risks related to our Investment Management and Research segment, including significant fluctuations in AB’s AUM, the industry-wide shift from actively-managed investment services to passive services, termination of investment advisory agreement, inability to deliver consistent performance, the quantitative models AB uses in certain of its investment services containing errors, and fluctuations in exchange rates;

•	Inability to recruit, motivate and retain key employees and experienced and productive financial professionals;

•	The amount of statutory capital we have and must hold to meet our statutory capital requirements and our financial strength and credit ratings varying significantly from time to time;

•

Holdings’ dependence on the ability of its insurance subsidiaries to pay dividends and other distributions to Holdings, and the failure of its insurance subsidiaries to generate sufficient statutory earnings or have sufficient statutory surplus to enable them to pay ordinary dividends;

•

Operational failures, failure of information systems or failure to protect the confidentiality of customer information, including by service providers, or losses due to defaults, errors or omissions by third parties and affiliates;

•	Risks related to strategic transactions;

•	The occurrence of a catastrophe, including natural or man-made disasters;

•	Failure to protect our intellectual property and infringement claims by a third party;

•

Our investment advisory agreements with clients, and selling and distribution agreements with various financial intermediaries and consultants, being subject to termination or non-renewal on short notice;

•	Failure of our insurance to fully cover potential exposures;

•	Changes in accounting standards;

•	Risks and increased compliance and regulatory costs due to certain of our administrative operations and offices being located internationally;

•

Our counterparties’ requirements to pledge collateral or make payments related to declines in estimated fair value of specified assets and changes in the actual or perceived soundness or condition of other financial institutions and market participants;

•	Gross unrealized losses on fixed maturity and equity securities, illiquid investments and defaults on investments;

•

Changes to policyholder behavior assumptions under the contracts reinsured to our affiliated captives, the performance of their hedging program, their liquidity needs, their overall financial results and changes in regulatory requirements regarding the use of captives;

•	The failure to administer or meet any of the complex product and regulatory requirements of our retirement and protection products;

•	Changes in statutory reserve or other requirements;

•	A downgrade in our financial strength and claims-paying ratings;

•	Consolidation of or a loss of, or significant change in, key product distribution relationships;

•	The failure of our risk management policies and procedures to be adequate to identify, monitor and manage risks;

•	Inadequate reserves due to differences between our actual experience and management’s estimates and assumptions;

•	Mortality, longevity and morbidity rates or persistency rates differing significantly from our pricing expectations;

•	The acceleration of the amortization of DAC;

•	Inherent uncertainty in our financial models that rely on a number of estimates, assumptions and projections;

•	Subjective determination of the amount of allowances and impairments taken on our investments;

•	Changes in the partnership structure of AB Holding and ABLP or changes in the tax law governing partnerships;

•	U.S. federal and state legislative and regulatory action affecting financial institutions and changes in supervisory and enforcement policies;

•	The Tax Reform Act and future changes in U.S. tax laws and regulations or interpretations thereof;

•	Adverse outcomes of legal or regulatory actions;

•	Conflicts of interest that arise because AXA and its affiliates have continuing agreements and business relationships with us;

•

Our failure to effectively remediate the material weaknesses in our internal control over financial reporting, which may result in us not being able to report our financial condition or results of operations accurately or on a timely basis and materially adversely affect the price of our common stock;

•	Costs associated with rebranding following the settlement of this offering and the Share Buyback;

•	Failure to replicate or replace functions, systems and infrastructure provided by AXA or certain of its affiliates and loss of benefits from AXA’s global contracts; and

•	Future sales of shares by us or our existing stockholders which could cause our stock price to decline.

You should read this prospectus, and our Annual Report on Form 10-K incorporated by reference herein, completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus and the documents incorporated or deemed to be incorporated by reference herein are qualified by these cautionary statements. Any forward-looking statements are made only as of the date on which it is made, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.

Other risks, uncertainties and factors, including those discussed under “Risk Factors” in this prospectus and under “Risk Factors” and “Note Regarding Forward-Looking Statements and Information” in our Annual Report on Form 10-K incorporated by reference into this prospectus, could cause our actual results to differ materially from those projected in any forward-looking statements we make. Readers should read carefully the factors described under “Risk Factors” in this prospectus and under “Risk Factors” in our Annual Report on Form 10-K incorporated by reference into this prospectus, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

SHARE BUYBACK FROM AXA S.A.

On March 18, 2019, we entered into a Share Repurchase Agreement with AXA (the “Share Repurchase Agreement”), pursuant to which we will acquire from AXA, subject to certain terms and conditions, 30,000,000 shares of our common stock at a purchase price per share equal to the per share purchase price paid by the underwriters in this offering. The Share Buyback and the entry into the Share Repurchase Agreement were authorized by the independent and disinterested directors on the Audit Committee of our Board.

Pursuant to the Share Repurchase Agreement, the closing of the Share Buyback is subject to a number of conditions (unless waived by the Company with the approval of the independent and disinterested directors on the Audit Committee), including the successful completion of this offering and that, immediately after giving effect to this offering and the Share Buyback, AXA owns less than 50% of the outstanding shares of our common stock. The Share Buyback will be funded from our existing cash on hand.

The Share Buyback is being made pursuant to the Company’s existing authorization to repurchase shares of its common stock. Following the settlement of the Share Buyback, the Company expects that the remaining authorization under the share repurchase program would permit future repurchases by the Company of shares of common stock having an aggregate purchase price of up to approximately $200.4 million.

Although, as described above, the closing of the Share Buyback is conditioned on the closing of this offering (among other conditions), the closing of this offering is not conditioned upon the closing of the Share Buyback, and there can be no assurances that the Share Buyback will be completed even if this offering is completed. The Share Repurchase Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

USE OF PROCEEDS

The selling stockholder is selling all of the shares of common stock in this offering, and we will not receive any proceeds from the sale of the common stock in the offering.

DIVIDEND POLICY

Dividend Policy

We paid a quarterly cash dividend on our common stock of $0.13 per share on March 15, 2019, and we intend to pay quarterly cash dividends on our common stock of $0.15 per share beginning in the second quarter of 2019. Any declaration of dividends will be at the discretion of the Board and will depend on our financial condition, earnings, liquidity and capital requirements, regulatory constraints, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by Delaware law, general business conditions and any other factors that the Board deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any future dividends to holders of our common stock, or as to the amount of any such future dividends.

We may consider share repurchase programs in the future to supplement our dividend policy. In the first quarter of 2019, our Board authorized a share repurchase program. Under the program, we may purchase up to $800 million of our common stock through December 31, 2019 (unless extended). We may choose to suspend or discontinue the repurchase program at any time. The repurchase program does not obligate us to purchase any particular number of shares. The Share Buyback is part of the share repurchase program. See “Share Buyback from AXA S.A.”

Delaware law requires that dividends be paid only out of “surplus,” which is defined as the fair market value of our net assets, minus our stated capital; or out of the current or the immediately preceding year’s earnings. Holdings is a holding company and has no direct operations. All of our business operations are conducted through our subsidiaries. The states in which our insurance subsidiaries are domiciled impose certain restrictions on our insurance subsidiaries’ ability to pay dividends to their parent companies. These restrictions are based in part on the prior year’s statutory income and surplus, as well as earned surplus. Such restrictions, or any future restrictions adopted by the states in which our insurance subsidiaries are domiciled, could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable by our subsidiaries without affirmative approval of state regulatory authorities. For more details, see “Business—Regulation—Insurance Regulation—Holding Company and Shareholder Dividend Regulation” and “Risk Factors—Risks Relating to Our Operations—As a holding company, Holdings depends on the ability of its subsidiaries to transfer funds to it to meet its obligations,” each in our Annual Report on Form 10-K incorporated by reference into this prospectus.

On August 10, 2018, our Board declared a dividend on our common stock of $0.13 per share, which was paid on August 30, 2018 to stockholders of record as of August 23, 2018. On November 9, 2018, our Board declared a dividend on our common stock of $0.13 per share, which was paid on December 3, 2018 to stockholders of record as of November 26, 2018. On February 14, 2019, our Board declared a dividend on our common stock of $0.13 per share, which was paid on March 15, 2019 to stockholders of record as of March 5, 2019. No other dividend has been declared since February 14, 2019. Through March 7, 2019, we repurchased 40,605,866 shares of our common stock under our prior share repurchase program, including 30 million shares from AXA and the remainder through open market transactions, for an aggregate purchase price of $798,814,521.

MARKET PRICE OF OUR COMMON STOCK

Our common stock has been listed on the NYSE under the symbol “EQH” since May 10, 2018. Prior to that time, there was no public market for our common stock. The last reported sale price of our common stock on the NYSE on March 20, 2019 was $20.85 per share.

As of March 7, 2019, there were eight holders of record of our common stock. This stockholder figure does not include a substantially greater number of holders whose shares are held of record by banks, brokers and other financial institutions. Computershare Trust Company, N.A. is the transfer agent and registrar of our common stock.

THE REORGANIZATION TRANSACTIONS

Summary of Reorganization

In connection with the IPO, we undertook a reorganization, as described generally below. The Reorganization’s primary goals were to ensure that (i) we held, at the time of the IPO, all of AXA’s U.S. retirement and protection businesses and AXA’s interests in AB and (ii) certain AXA U.S. P&C business was extracted from us and held by AXA outside of us. As part of the Reorganization Transactions, we also effected an unwind of the reinsurance provided to AXA Equitable Life by AXA RE Arizona for certain variable annuities with GMxB features (the “GMxB Reinsurance”).

The Reorganization was subject to approval from various state insurance regulators. All required regulatory approvals were received.

In April 2018, we completed the Reorganization.

Transfer of AXA Financial Shares

On October 1, 2018, AXA Financial merged with and into Holdings (the “AXF Merger”). Prior to the AXF Merger, AXA Financial indirectly owned a number of subsidiaries that comprised our retirement and protection businesses and Holdings owned 100% of the shares in AXA Financial. Until January 2018, approximately 0.5% of AXA Financial was held by Coliseum Reinsurance Company, an indirect subsidiary of AXA (“Coliseum Re”), and AXA Belgium S.A., an indirect subsidiary of AXA (“AXA Belgium”). As part of the Reorganization, AXA Belgium transferred its approximate 0.47% interest in AXA Financial to AXA in January 2018 and Coliseum Re transferred its approximate 0.03% interest in AXA Financial to AXA in March 2018. AXA then contributed the entire approximate 0.5% interest to Holdings (the “AXA Financial Transfer”) in March 2018.

Extraction of U.S. Property and Casualty Insurance Business

Holdings formerly held 78.99% of the shares of AXA America Corporate Solutions, Inc. (“AXA CS”), which holds certain AXA U.S. P&C business. As part of the Reorganization, Holdings sold its shares of AXA CS to AXA so that AXA CS and its subsidiaries are no longer a part of the Company. Holdings’ repayment obligation to AXA in respect of a $622 million loan made by AXA to Holdings in December 2017 was set off against AXA’s payment obligation to Holdings with respect to the sale of AXA CS shares and AXA paid Holdings the balance of the purchase price in cash. Note that AXA CS and its subsidiaries have been excluded from the historical financial statements of Holdings because their businesses (i) are demonstrably distinct from the other business of Holdings, (ii) have been managed and financed historically autonomously, (iii) have no more than incidental common facilities and costs with the other business of Holdings, (iv) are operated and financed autonomously following the disposition and (v) do not have material financial commitments, guarantees or contingent liabilities to or from Holdings following the disposition.

Transfer of AXA’s Interests in AB

Prior to the Reorganization, AXA’s interests in AB consisted of (i) approximately 15% held by AXA-IM Holding U.S. Inc., a wholly owned, indirect subsidiary of AXA (“AXA IM Holding US”), approximately 3% held by Coliseum Re and approximately 47% currently held by the Company and (ii) the General Partner, 100% of which is held by us. As part of the Reorganization, in April 2018 Holdings acquired (i) 100% of the shares of AXA IM Holding US for approximately $873 million, representing the fair value of AXA IM Holding US’s interests in AB, net of other transferred assets and liabilities of AXA IM Holding US (AXA IM Holding US did not carry on any substantive business activity at the time of the transfer), and (ii) all of the AB Units held by Coliseum Re for approximately $217 million, so that all of AXA’s interests in AB were held entirely by the Company. See “Unaudited Pro Forma Condensed Financial Information.”

Unwind of GMxB Reinsurance

In April 2018, AXA Equitable Life effected an unwind of the GMxB Reinsurance (the “GMxB Unwind”) to mitigate the impact of any restrictions on the use of captive reinsurers to reinsure variable annuities that could be adopted by insurance regulators by reducing its use of such reinsurance. In addition, AXA Equitable Life undertook the GMxB Unwind in response to its agreement with the NYDFS that required us to provide the NYDFS with notice and the opportunity to disapprove any ordinary shareholder dividend until AXA Equitable Life fully implemented a plan with respect to the management of its variable annuity business ceded to AXA RE Arizona. We expect that the GMxB Unwind will provide increased transparency relative to our variable annuity risk management. The GMxB Unwind had no impact on our financial position or results of operations because the GMxB Reinsurance was between two wholly owned subsidiaries and was therefore eliminated in our U.S. GAAP consolidated financial statements. As of December 31, 2018, our insurance company subsidiaries had statutory TAC of approximately $8.5 billion, resulting in a Combined RBC Ratio of approximately 670%.

The GMxB Unwind was accomplished by AXA RE Arizona first transferring certain risks that are not part of the GMxB Unwind to a newly formed subsidiary, EQ AZ Life Re. Following the transfer of that business to EQ AZ Life Re, AXA RE Arizona merged with and into AXA Equitable Life to complete the GMxB Unwind. Following AXA RE Arizona’s merger with and into AXA Equitable Life, the GMxB Business is not subject to any new internal or third-party reinsurance arrangements, though in the future AXA Equitable Life may reinsure the GMxB Business with third parties. For more detail regarding the risks associated with the GMxB Unwind, see “Risk Factors—Risks Relating to Our Retirement and Protection Businesses—Risks Relating to Our Reinsurance and Hedging Programs—Our reinsurance arrangements with affiliated captives may be adversely impacted by changes to policyholder behavior assumptions under the reinsured contracts, the performance of their hedging program, their liquidity needs, their overall financial results and changes in regulatory requirements regarding the use of captives” in our Annual Report on Form 10-K incorporated by reference into this prospectus.

RECAPITALIZATION

Prior to the IPO, we operated with a capital structure that reflected our status as a wholly owned subsidiary of AXA. To prepare for the IPO and operation as a stand-alone public company, we undertook various recapitalization initiatives to align our capital structure—both at Holdings and on a consolidated basis—more closely with other U.S. public companies (the “Recapitalization”). In undertaking the Recapitalization, we focused on several goals:

•	Maintaining and strengthening our credit ratings;

•	Maintaining a mid-20s debt-to-capital ratio going forward;

•	Maintaining our target asset level for all variable annuities at or above a CTE98 level under most economic scenarios and an RBC ratio of 350-400% for our non-variable annuity insurance liabilities;

•

Replacing financing that was provided or guaranteed by AXA and its affiliates with financing that is supported solely on the basis of our stand-alone credit, and entering into new financing arrangements only on that basis;

•	Purchasing AB Units from AXA as described in “The Reorganization Transactions”; and

•	Maintaining a cash position of approximately $500 million at Holdings.

On December 8, 2017, we received (i) a capital contribution of $318 million and (ii) a short-term loan of $622 million from AXA, which was set off against AXA’s payment obligation to Holdings with respect to the sale of AXA CS shares. See “The Reorganization Transactions” and “Unaudited Pro Forma Condensed Financial Information.”

In February 2018, we entered into the Credit Facilities, consisting of a $500 million three-year senior unsecured delayed draw term loan agreement and a $2.5 billion five-year senior unsecured revolving credit facility with a syndicate of banks. The revolving credit facility provides for borrowings of up to $2.5 billion or the issuance of letters of credit within a sublimit of $1.5 billion to support our life insurance business reinsured to EQ AZ Life Re following the GMxB Unwind and to support the third-party GMxB variable annuity business reinsured by CS Life RE. The revolving credit facility is available for general corporate purposes. In May 2018, we borrowed $300 million under the three-year term loan agreement for general corporate purposes, including to replace financing that was provided by or guaranteed by AXA and its affiliates (the “AXA Refinancing”) and terminated the remaining $200 million capacity. In addition to the Credit Facilities, we entered into letter of credit facilities with an aggregate principal amount of approximately $1.9 billion, primarily used to support our life insurance business reinsured to EQ AZ Life Re following the GMxB Unwind.

In order to finance the Reorganization Transactions, on April 20, 2018, we issued $800 million aggregate principal amount of 3.900% Senior Notes due 2023, $1.5 billion aggregate principal amount of 4.350% Senior Notes due 2028 and $1.5 billion aggregate principal amount of 5.000% Senior Notes due 2048. In April 2018, we used the net proceeds from the sale of the Notes, together with an intercompany loan of $800 million from AXA Equitable Life, to (i) repay financing provided by AXA and its affiliates, (ii) purchase 100% of the shares of AXA IM Holding US and (iii) purchase the AB Units held by Coliseum Re. The remaining proceeds, together with $300 million borrowed under our three-year term loan agreement, were used to repay the outstanding commercial paper program of AXA Financial that was guaranteed by AXA. On January 22, 2019, we completed the exchange offer of 99.89% of the 2023 Notes, 99.97% of the 2028 Notes and 99.96% of the 2048 Notes for like principal amounts of new 3.900% Senior Notes due 2023, new 4.350% Senior Notes due 2028 and new 5.000% Senior Notes due 2048, respectively, which have been registered under the Securities Act.

In March 2018, AXA Equitable Life sold its interest in two real estate joint ventures to AXA France for a total purchase price of approximately $143 million, which resulted in the elimination of $203 million of long-term debt on Holdings’ consolidated balance sheet for the first quarter of 2018 and a corresponding reduction of our debt-to-capital ratio.

In June 2009, AXA Financial and AXA initiated a $2 billion commercial paper program on a private placement basis under which AXA Financial or AXA could issue short-term unsecured notes. As a result of AXA Financial’s merger into Holdings on October 1, 2018, Holdings replaced AXA Financial as an issuer under the program. Holdings was subsequently removed as an issuer under the program in October 2018.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization on a consolidated basis as of December 31, 2018. The “As Adjusted” column gives effect to the Share Buyback from AXA. The selling stockholder is selling all of the shares of common stock in this offering, and we will not receive any proceeds from the sale of shares.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our annual financial statements included in our Annual Report on Form 10-K incorporated by reference into this prospectus.

	As of December 31, 2018
	Actual	As Adjusted(1)
	(in millions)
Cash and cash equivalents	$4,469	$3,869

Short-term debt
AB commercial paper	521	521
AB revolving credit facility	25	25

Total short-term debt	$546	$546

Long-term debt
Long-term debt	$4,409	$4,409
Equity
Common stock, $0.01 par value per share; 2,000,000,000 shares authorized, 561,000,000 shares issued and Actual: 528,861,758 shares issued and outstanding; As Adjusted: 498,861,758 shares issued and outstanding	$5	$5
Treasury stock, held at cost, Actual: 32,138,242 shares; As Adjusted: 62,138,242 shares	(640)	(1,240)
Capital in excess of par value	1,908	1,908
Retained earnings	13,989	13,989
Accumulated other comprehensive income (loss)	(1,396)	(1,396)

Total equity attributable to Holdings	$13,866	$13,266

Noncontrolling interest	1,566	1,566

Total equity	$15,432	$14,832

Total capitalization	$20,387	$19,787

(1)	As adjusted gives effect to the repurchase by us from AXA of 30,000,000 shares of our common stock at a per share purchase price of $19.9875 in the Share Buyback.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The unaudited pro forma condensed financial information consists of the unaudited pro forma condensed statement of income (loss) for the year ended December 31, 2018 and the notes thereto. The unaudited pro forma condensed financial information should be read in conjunction with the information included under “The Reorganization Transactions” and “Recapitalization” included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the annual financial statements included in our Annual Report on Form 10-K incorporated by reference into this prospectus. An unaudited pro forma balance sheet is not presented because all of the Reorganization Transactions occurred prior to December 31, 2018 and are fully reflected in the audited balance sheet as of December 31, 2018 included in the annual financial statements included in our Annual Report on Form 10-K incorporated by reference into this prospectus. The unaudited pro forma condensed financial information presented below is useful to investors because it provides a view of our results of operations for the periods presented giving effect to the Reorganization Transactions as if the Reorganization Transactions had occurred at the beginning of such period.

The unaudited pro forma condensed statement of income (loss) for the year ended December 31, 2018 has been prepared to give effect to certain of the Reorganization Transactions described below as if these transactions had occurred on January 1, 2018. The pro forma adjustments that were made represent only those transactions which are directly attributable to the IPO, factually supportable and expected to have a continuing impact on our results of operations.

The unaudited pro forma condensed financial information is presented for informational purposes only, and does not purport to represent our financial condition or our results of operations had these transactions occurred on or as of the dates noted above or to project the results for any future date or period. The unaudited pro forma condensed financial information has been prepared in accordance with Regulation S-X. Actual results may differ from the pro forma adjustments.

The pro forma adjustments include the following items:

Legal entity and capital adjustments. As part of the Reorganization Transactions, AXA Belgium transferred its approximate 0.47% interest in AXA Financial to AXA in January 2018. Also, in March 2018 Coliseum Re transferred its approximate 0.03% interest in AXA Financial to AXA. AXA then contributed the entire approximate 0.5% minority interest in AXA Financial to Holdings in March 2018. As a result of the AXA Financial Transfer, AXA Financial became a direct wholly owned subsidiary of Holdings before being merged into Holdings on October 1, 2018. As part of the Reorganization Transactions, Holdings sold its shares of AXA CS to AXA so that AXA CS and its subsidiaries, which have been excluded from our historical financial statements, are no longer a part of the Company. To anticipate the funding of this transfer AXA made a short-term loan of $622 million to Holdings in fourth quarter of 2017. Holdings’ repayment obligation to AXA in respect of this loan was set off against AXA’s payment obligation to Holdings with respect to the sale of AXA CS shares and AXA paid Holdings the balance of the purchase price in cash.

AB Transfer. As part of the Reorganization Transactions, in April 2018 we acquired for fair value the AB Units held by AXA IM Holding US and Coliseum Re such that AXA’s interests in AB are now held entirely by the Company. As part of the transfer of the AB Units held by AXA IM Holding US, Holdings acquired AXA IM Holding US, a holding entity without any other substantive business for approximately $873 million. Therefore, the pro forma adjustments also reflect the transfer of the other assets and liabilities of AXA IM Holding US which mainly include an income tax payable of approximately $57 million and a loan from AXA Financial for an amount of $185 million which was transferred to Holdings in July 2018 and subsequently forgiven.

Unwind of financing with AXA. As part of the Recapitalization, we settled all the current outstanding financing balances with AXA and its affiliates, and we removed AXA’s guarantee of AXA Financial’s obligations under AXA Financial’s commercial paper program. In June 2009, AXA Financial and AXA initiated a $2 billion commercial paper program on a private placement basis under which AXA Financial or AXA could issue short-term unsecured notes. As a result of AXA Financial’s merger into Holdings on October 1, 2018, Holdings replaced AXA Financial as an issuer under the program. Holdings was removed as an issuer under the program in October 2018. Other borrowings from external parties remain in place.

New external financing. As part of the Recapitalization, we incurred $3.8 billion of new indebtedness through the issuance of the Notes which the Company has used to repay current financing and fund the Reorganization, and $300 million of term loan borrowings.

The unaudited pro forma condensed statement of income (loss) for the year ended December 31, 2018 has been prepared as though the transactions described above had occurred on January 1, 2018.

For the year ended December 31, 2018	As Reported	Legal Entity and Capital Adjustments			AB Transfer			Unwind of Current Financing			New External Financing			Pro Forma
	(in millions)
Premiums	$1,094	$—			$—			$—			$—			$1,094
Policy charges and fee income	3,824	—			—			—			—			3,824
Net investment income (loss) and Net derivative gains (losses)	2,462	—			(2)	[B1	]	(14)	[C1	]	—			2,446
Total investment gains (losses), net	(86)	—			—			—			—			(86)
Investment management fees and other income	4,784	—			—			—			—			4,784

Total revenues	12,078	—			(2)			(14)			—			12,062
Policyholders’ benefits	2,915	—			—			—			—			2,915
Interest credited to policyholders’ account balances	1,090	—			—			—			—			1,090
Commissions and distribution related payments	1,160	—			—			—			—			1,160
Compensation and benefits	2,079	—			—			—			—			2,079
Other operating costs and expenses	1,809	—			—			—			—			1,809
Amortization of DAC	333	—			—			—			—			333
Interest expense	231	(3)			—			(35)	[C2	]	56	[D1	]	249

Total benefits and other deductions	9,617	(3)			—			(35)			56			9,635
Income (loss) from operations, before income taxes	2,461	3			(2)			21			(56)			2,427
Income tax (expense) benefit	(307)	(1)			(13)			(4)			12			(313)

Net income (loss)	2,154	2			(15)			17			(44)			2,114

Less: net (income) loss attributable to the noncontrolling interest	(334)	1	[A1	]	48	[B2	]	—			—			(285)

Net income (loss) attributable to Holdings	$1,820	$3			$33			$17			$(44)			$1,829

Notes to the Unaudited Pro Forma Condensed Financial Information

[A1]	Represents the decrease in net income attributable to noncontrolling interest following the transfer of AXA Financial shares.

[B1]

Represents the elimination of the interest earned on the loan from AXA Financial to AXA IM Holding US due to the elimination of this loan on the consolidated financial statements of Holdings after the purchase by Holdings of AXA IM Holding US.

[B2]	Represents the decrease in net income attributable to noncontrolling interest following the transfer of AB Units.

[C1]	Represents the decrease in investment income due to the settlement of existing loans by AXA and its affiliates to Holdings and its affiliates prior to the settlement of the IPO.

[C2]

Represents the decrease in interest expense due to (i) the settlement of AXA Financial’s commercial paper program and guaranteed by AXA; and (ii) the settlement of existing loans by Holdings and its affiliates to AXA and its affiliates prior to the settlement of the IPO.

[D1]

Represents an annualized interest expense of $182 million, including approximately $171 million interest expense related to our $3.8 billion aggregate principal amount of Notes issued in April 2018 and approximately $10 million of estimated interest expense on $300 million term loan borrowings under our three-year term loan agreement.

For the Year Ended December 31, 2018
(in millions; except per share data)
Net income (loss), as reported	$2,154
Adjustments:
Pro forma adjustments before income tax	(34)
Income tax impact	(6)
Pro forma adjustments, net of income tax	(40)
Pro forma net income (loss)	$2,114
Less: Pro forma net income (loss) attributable to the noncontrolling interest	(285)

Pro forma net income (loss) attributable to Holdings	$1,829
Net income (loss) attributable to Holdings common shareholders per common share:
Basic	$3.27
Diluted	$3.27
Pro forma net income (loss) attributable to Holdings common shareholders per common share:
Pro forma earnings per share - basic	$3.29
Pro forma earnings per share - diluted	$3.29
Weighted average common shares outstanding:
Basic	556.4
Diluted	556.5

SELLING STOCKHOLDER

After the settlement of this offering and the Share Buyback, AXA will own approximately 49.5% of our common stock (or approximately 48.3% if the underwriters exercise in full their option to purchase additional shares from the selling stockholder). AXA is selling 40,000,000 shares of our common stock in this offering, assuming no exercise by the underwriters of their option to purchase additional shares.

The following table sets forth information as of March 7, 2019 with respect to the ownership of our common stock by AXA.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Percentage computations are based on approximately 521,051,204 shares of our common stock outstanding as of March 7, 2019.

AXA has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

	Shares Beneficially Owned Before and After the Offering and Share Buyback Assuming the Underwriters’ Option is Not Exercised(1)						Shares Beneficially Owned After the Offering and Share Buyback Assuming the Underwriters’ Option is Exercised in Full(1)
Name of Beneficial Owner	Number of Shares Owned Before the Offering and Share Buyback	Percent of Class Before the Offering and Share Buyback (%)	Shares Offered Hereby	Shares Being Sold in the Share Buyback	Number of Shares Owned After the Offering and Share Buyback	Percent of Class After the Offering and Share Buyback (%)	Number of Shares Owned	Percent of Class After the Offering (%)
AXA(2)	313,162,500	60.1	40,000,000	30,000,000	243,162,500	49.5	237,162,500	48.3

(1)

The selling stockholder has granted the underwriters an option to purchase up to an additional 6,000,000 shares. Percentage computation after the offering and Share Buyback are based on approximately 491,051,204 shares outstanding giving effect to 30,000,000 shares being sold in the Share Buyback.

(2)

Does not give effect to the up to 43,125,000 shares of our common stock that AXA would deliver upon exchange of the mandatorily exchangeable securities that AXA issued concurrently with the IPO. AXA continues to have the right to vote those shares until delivery.

For information regarding certain material relationships between the selling stockholder and the Company, see “Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K incorporated by reference into this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary of the material terms of our amended and restated certificate of incorporation and amended and restated by-laws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, these documents, forms of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.01 per share, and 200,000,000 shares of undesignated preferred stock, par value $0.01 per share. There are 552,896,328 shares of our common stock issued and 521,051,204 shares of our common stock issued and outstanding as of March 7, 2019.

Common Stock

Holders of common stock are entitled:

•	to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;

•

to receive, on a pro rata basis, dividends and distributions, if any, that our Board may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding; and

•

upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

The holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The common stock is not subject to future calls or assessments by us. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.

As of March 7, 2019, we had 521,051,204 shares of common stock outstanding and eight holders of record of our common stock including Cede & Co., the nominee of The Depository Trust Company, through which shares held in “street name” are held.

Preferred Stock

Under our amended and restated certificate of incorporation, our Board has the authority, without further action by our stockholders, to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. As of March 7, 2019, no shares of our authorized preferred stock are outstanding. Because the Board has the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of the common stock and could delay, discourage or prevent a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

Annual Stockholders Meeting

Our amended and restated by-laws provide that annual stockholders meetings will be held at a date, time and place, if any, as exclusively selected by our Board. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Voting

The affirmative vote of a plurality of the shares of our common stock present, in person or by proxy, at the meeting and entitled to vote on the election of directors will decide the election of any directors, and the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our amended and restated certificate of incorporation, or under our amended and restated by-laws, a different vote is required, in which case such provision will control. Stockholders do not have the right to cumulate their votes for the election of directors.

Board Designation Rights

Pursuant to the Shareholder Agreement, AXA has specified board designation and other rights. See “Certain Relationships and Related Transactions, and Director Independence—Relationship with AXA” and “—Shareholder Agreement” in our Annual Report on Form 10-K incorporated by reference into this prospectus.

Removal of Directors

Our amended and restated certificate of incorporation provides that directors may be removed, with or without cause, at any time upon the affirmative vote of holders of at least a majority of the outstanding shares of common stock then entitled to vote at an election of directors. Any vacancy in the Board that results from (x) the death, disability, resignation or disqualification of any director shall be filled by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director and (y) an increase in the number of directors or the removal of any director shall be filled (a) until the first date on which AXA ceases to beneficially own more than 50% of the outstanding shares of common stock, solely by an affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote in an election of directors and (b) from and after the first date on which AXA ceases to beneficially own more than 50% of the outstanding shares of common stock, by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Anti-Takeover Effects of our Certificate of Incorporation and By-laws

The provisions of our amended and restated certificate of incorporation and amended and restated by-laws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board, which could result in an improvement of their terms.

Authorized but Unissued Shares of Common Stock. Our shares of authorized and unissued common stock are available for future issuance without additional stockholders approval. While our authorized and unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our Board in opposing a hostile takeover bid.

Authorized but Unissued Shares of Preferred Stock. Under our amended and restated certificate of incorporation, our Board has the authority, without further action by our stockholders, to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

Special Meetings of Stockholders. Our amended and restated certificate of incorporation provides that a special meeting of stockholders may be called only by the Chairman of our Board or Chief Executive Officer or by a resolution adopted by a majority of our Board. Special meetings may also be called by our corporate secretary at the request of the holders of at least a majority of the outstanding shares of our common stock until AXA ceases to own at least 50% of the outstanding shares of our common stock. Thereafter, the stockholder is not permitted to call a special meeting of stockholders.

Stockholders Advance Notice Procedure. Our amended and restated by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The amended and restated by-laws provide that any stockholders wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. To be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or delayed by more than 60 days after the first anniversary date of the preceding year’s annual meeting, a stockholder’s notice must be delivered to our corporate secretary not later than the later of (x) the close of business on the 90th day prior to the meeting or (y) the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made by us.

No Stockholders Action by Written Consent. Our amended and restated certificate of incorporation provides that stockholders action may be taken only at an annual meeting or special meeting of stockholders, provided that stockholders action may be taken by written consent in lieu of a meeting until AXA ceases to own at least 50% of the outstanding shares of our common stock.

Amendments to Certificate of Incorporation and By-laws. Our amended and restated certificate of incorporation provides that our amended and restated certificate of incorporation may be amended by both the affirmative vote of a majority of our Board and the affirmative vote of the holders of a majority of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders; provided that, at any time when AXA owns less than 50% of the outstanding shares of our common stock, specified provisions of our amended and restated certificate of incorporation may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders, including, but not limited to, the provisions governing:

•	liability and indemnification of directors;

•	corporate opportunities;

•	elimination of stockholders action by written consent once AXA ceases to own at least 50% of the outstanding shares of our common stock;

•	prohibition on the rights of stockholders to call a special meeting once AXA ceases to own at least 50% of the outstanding shares of our common stock; and

•

required approval of the holders of at least 66 2/3% of the outstanding shares of our common stock to amend our amended and restated by-laws and certain provisions of our amended and restated certificate of incorporation once AXA ceases to own at least 50% of the outstanding shares of our common stock.

In addition, our amended and restated by-laws may be amended, altered or repealed, or new by-laws may be adopted, by the affirmative vote of a majority of the Board, or by the affirmative vote of the holders of (x) as long as AXA owns at least 50% of the outstanding shares of our common stock, at least a majority and (y) thereafter, at least 66 2/3%, of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders.

These provisions make it more difficult for any person to remove or amend any provisions in our amended and restated certificate of incorporation and amended and restated by-laws that may have an anti-takeover effect.

Delaware Anti-Takeover Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or subsidiary with an interested stockholder including a person or group who beneficially owns 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Section 203 permits corporations, in their certificate of incorporation, to opt out of the protections of Section 203. Our amended and restated certificate of incorporation provides that we have elected not to be subject to Section 203 of the DGCL for so long as AXA owns, directly or indirectly, at least five percent of the outstanding shares of our common stock. From and after the date that AXA ceases to own, directly or indirectly, at least five percent of the outstanding shares of our common stock, we will be governed by Section 203.

Insurance Regulations. The insurance laws and regulations of the various states in which our insurance subsidiaries are organized may delay or impede a business combination or other strategic transaction involving us. State insurance laws prohibit an entity from acquiring control of an insurance company without the prior approval of the domestic insurance regulator. Under most states’ statutes, an entity is presumed to have control of an insurance company if it owns, directly or indirectly, 10% or more of the voting stock of that insurance company or its parent company. These regulatory restrictions may delay, deter or prevent a potential merger or sale of our company, even if the Board decides that it is in the best interests of stockholders for us to merge or be sold. These restrictions also may delay sales by us or acquisitions by third parties of our subsidiaries. See “Business—Regulation—Insurance Regulation” in our Annual Report on Form 10-K incorporated by reference into this prospectus.

Limitations on Liability and Indemnification

Our amended and restated certificate of incorporation contains provisions relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions do not alter a director’s liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. In addition, your investment may be adversely affected to the extent we pay costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Our amended and restated certificate of incorporation and our amended and restated by-laws require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our Board. Our amended and restated certificate of incorporation and our amended and restated by-laws provide that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, have had no reasonable cause to believe his or her conduct was unlawful.

In connection with the IPO, we entered into an indemnification agreement with each of our directors. The indemnification agreement provides our directors with contractual rights to the indemnification and expense advancement rights provided under our amended and restated by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Corporate Opportunities

Our amended and restated certificate of incorporation provides that we, on our behalf and on behalf of our subsidiaries, renounce any interest or expectancy in, or in being offered an opportunity to participate in, potential transactions, matters or business opportunities (each, a “corporate opportunity”) that are from time to time presented to AXA or any of its officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries (other than us and our subsidiaries), even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Neither AXA nor any of its officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries is liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues or acquires such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us or our subsidiaries unless, in the case of any such person who is a director or officer of Holdings, such corporate opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of Holdings. To the fullest extent permitted by law, by becoming a stockholder in our company, stockholders are deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Choice of Forum

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternate forum, the Court of Chancery of the State of Delaware will, to the fullest extent provided by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, other employees, agents or stockholders, (iii) any action asserting a claim against us arising under the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware

(including, without limitation, any action asserting a claim arising out of or pursuant to our amended and restated by-laws) or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. To the fullest extent permitted by law, by becoming a stockholder in our company, you are deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum.

Market Listing

Our common stock is listed on the NYSE under the symbol “EQH”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

SHARES AVAILABLE FOR FUTURE SALE

Our common stock is listed on the NYSE under the symbol “EQH”. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Some shares of our common stock will not be available for sale for a certain period of time after this offering because they are subject to contractual and legal restrictions on resale some of which are described below. Sales of substantial amounts of common stock in the public market after these restrictions lapse, or the perception that these sales could occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Sales of Restricted Securities

As of March 7, 2019, 521,051,204 shares of our common stock are outstanding. Of these shares, 157,837,500 shares sold in the IPO and 60,000,000 shares sold in the November Secondary Offering are, and 40,000,000 shares to be sold in this offering (or 46,000,000 shares if the underwriters exercise their option to purchase additional shares of common stock from the selling stockholder in full) will be, freely tradable without restriction under the Securities Act, unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The 30,000,000 shares of our common stock repurchased in the Share Buyback will be initially held in treasury and will no longer be outstanding. After giving effect to the Share Buyback, the remaining 243,162,500 shares of our common stock (or 237,162,500 shares if the underwriters exercise their option to purchase additional shares of common stock from the selling stockholder in full) that will be held by the Selling Shareholder will remain “restricted securities” within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 under the Securities Act, which are summarized below. Subject to the lock-up agreements described below, shares held by our affiliates that are not restricted securities or that have been owned for more than six months may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed six month holding period under Rule 144.

AXA issued mandatorily exchangeable securities concurrently with the IPO, which are mandatorily exchangeable into up to 43,125,000 issued and outstanding shares of our common stock owned by AXA three years from issuance, subject to early exchange events, including an early exchange at the option of AXA. At maturity, AXA expects that any shares delivered by AXA to the security holders in exchange for the securities will be freely tradeable shares listed on the NYSE without regard to any limitations of Rule 144.

Stock Options and other Equity-Based Awards

In May 2018, we filed a registration statement under the Securities Act to register the 5,882,352 shares of common stock reserved for issuance under the 2018 Omnibus Incentive Plan and, as a result, all shares of common stock acquired upon exercise of stock options and other equity-based awards granted under the plan are also freely tradable under the Securities Act unless purchased by our affiliates.

In November 2018, our Board and AXA, as our then controlling stockholder, adopted the 2019 Omnibus Incentive Plan with terms substantially identical to the 2018 Omnibus Incentive Plan and with a total of 5,200,000 shares of common stock reserved for issuance thereunder. In February 2019, our Compensation Committee and AXA, as our then controlling shareholder, approved an amendment to the new plan to reserve an additional 2,000,000 shares of common stock for issuance thereunder, for a total of 7,200,000 shares. In November 2018 and March 2019, we filed registration statements under the Securities Act to register shares of common stock reserved for issuance under the 2019 Omnibus Incentive Plan and, as a result, all shares of common stock acquired upon exercise of stock options and other equity-based awards granted under the plan are also freely tradable under the Securities Act unless purchased by our affiliates.

As of March 7, 2019, 5,901,536 total shares of our common stock are available for future issuances under our 2018 Omnibus Incentive Plan and 2019 Omnibus Incentive Plan.

Lock-up Agreements

Upon the settlement of this offering, the selling stockholder and our directors and executive officers will have signed lock-up agreements, under which they will agree not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC for a period of 60 days after the date of this prospectus. These agreements are described below under “Underwriting.” Holdings is also subject to lock-up provisions contained in the underwriting agreement.

Registration Rights Agreement

AXA has the right to require us to register its shares of common stock for resale. See “Certain Relationships and Related Transactions, and Director Independence—Registration Rights Agreement” and “—Relationship with AXA” in our Annual Report on Form 10-K incorporated by reference into this prospectus.

Rule 144

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without registration, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates, who have met the six-month holding period for beneficial ownership of “restricted shares” of our common stock, are entitled to sell within any three month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 5,210,512 shares immediately after this offering and the Share Buyback; and

•

the average reported weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date of filing a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below) that purchase such common stock pursuant to this offering and hold such common stock as a capital asset. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Non-U.S. Holders in light of their particular circumstances or to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Non-U.S. Holders that generally mark their securities to market for U.S. federal income tax purposes, foreign governments, international organizations, tax-exempt entities, certain former citizens or residents of the United States, or Non-U.S. Holders that hold our common stock as part of a straddle, hedge, conversion or other integrated transaction). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal gift, Medicare contribution or alternative minimum tax considerations.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:

•	an individual who is neither a citizen nor a resident of the United States;

•	a corporation that is not created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate that is not subject to U.S. federal income tax on income from non-U.S. sources which is not effectively connected with the conduct of a trade or business in the United States; or

•

a trust unless (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes invests in our common stock, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of our common stock.

PERSONS CONSIDERING AN INVESTMENT IN OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Distributions on Common Stock

If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock or rights to acquire our common stock) with respect to a share of our common stock, the distribution generally will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in such share of our common stock, and then as capital gain (which will be treated in the manner described below under “—Sale, Exchange or Other Disposition of Common Stock”). Distributions treated as dividends on our common stock that are paid to or for the account of a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder provides the documentation (generally, Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E) required to claim benefits under such tax treaty to the applicable withholding agent. Even if our current or accumulated earnings and profits are less than the amount of the distribution, the applicable withholding agent may elect to treat the entire distribution as a dividend for U.S. federal withholding tax purposes. Each Non-U.S. Holder should consult its own tax advisor regarding U.S. federal withholding tax on distributions, including such Non-U.S. Holder’s eligibility for a lower rate and the availability of a refund of any excess U.S. federal tax withheld.

If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder, such dividend generally will not be subject to the 30% U.S. federal withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

The foregoing discussion is subject to the discussion below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding.”

Sale, Exchange or Other Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of our common stock unless:

(i)

such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty) and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty);

(ii)

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange or other disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty); or

(iii)

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (x) the five-year period ending on the date of such sale, exchange or other disposition and (y) such Non-U.S. Holder’s holding period with respect to such common stock, and certain other conditions are met.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we presently are not, and we do not presently anticipate that we will become, a United States real property holding corporation.

The foregoing discussion is subject to the discussion below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding.”

FATCA Withholding

Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance (“FATCA”), a withholding tax of 30% will be imposed in certain circumstances on payments of dividends on our common stock. In the case of payments made to a “foreign financial institution” (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If our common stock is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to our common stock.

Information Reporting and Backup Withholding

Amounts treated as payments of dividends on our common stock paid to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such payments generally will be reported annually to the IRS and to such Non-U.S. Holder by the applicable withholding agent.

The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on our common stock to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to the information reporting and backup withholding rules that apply to payments to certain U.S. persons, provided that the proceeds are paid to the Non-U.S. Holder outside the United States. However, proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a non-U.S. office of a non-U.S. broker with certain specified U.S. connections or of a U.S. broker generally will be subject to these information reporting rules (but generally not to these backup withholding rules), even if the proceeds are paid to such Non-U.S. Holder outside the United States, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to these information reporting and backup withholding rules unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.

U.S. Federal Estate Tax

Shares of our common stock owned or treated as owned by an individual Non-U.S. Holder at the time of such Non-U.S. Holder’s death will be included in such Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. are acting as representatives, have severally agreed to purchase, and the selling stockholder has agreed to sell to them the number of shares indicated below:

Name	Number of Shares
J.P. Morgan Securities LLC	10,400,000
Morgan Stanley & Co. LLC	10,400,000
Citigroup Global Markets Inc.	4,000,000
Lazard Frères & Co. LLC	1,692,000
Barclays Capital Inc.	1,408,000
BNP Paribas Securities Corp.	1,408,000
Credit Agricole Securities (USA) Inc.	1,408,000
Deutsche Bank Securities Inc.	1,408,000
Goldman Sachs & Co. LLC	1,408,000
HSBC Securities (USA) Inc.	1,408,000
Natixis Securities Americas LLC	1,408,000
SG Americas Securities, LLC	1,408,000
Credit Suisse Securities (USA) LLC	748,000
ING Financial Markets LLC	748,000
UniCredit Capital Markets LLC	748,000

Total:	40,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from the selling stockholder and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ purchase option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $0.3075 per share under the public offering price. After this offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of shares of common stock made outside the United States may be made by affiliates of the underwriters.

The selling stockholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 6,000,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling stockholder. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 6,000,000 shares of common stock.

	Total
	Per Share	No Exercise	Full Exercise
Public offering price	$20.5000	$820,000,000	$943,000,000
Underwriting discounts and commissions to be paid by the selling stockholder	$0.5125	$20,500,000	$23,575,000

Proceeds, before expenses, to selling stockholder	$19.9875	$799,500,000	$919,425,000

Our estimated offering expenses payable in connection with the offering, exclusive of the underwriting discounts and commissions, are approximately $1.6 million. We have agreed to reimburse the underwriters for certain expenses relating to clearance of this offering with FINRA up to $30,000.

Our common stock is listed on the NYSE under the trading symbol “EQH”.

We, the selling stockholder and all of our directors and executive officers have agreed that, without the prior written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 60 days after the date of this prospectus (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise;

•

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock whether any such transaction is to be settled by delivery of common stock or other securities, in cash or otherwise; or

•

file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or otherwise publicly announce any intention to enter into any transaction described above.

The lock-up agreements will be subject to specified exceptions.

J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Certain underwriters or affiliates of the underwriters acted as underwriters in the IPO. J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., who are serving as representatives in this offering, acted as representatives of the underwriters in the IPO. In addition, certain underwriters or affiliates of the underwriters acted as initial purchasers in the offering of mandatorily exchangeable securities that AXA offered concurrently with the IPO. J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., who are serving as representatives in this offering, acted as representatives of the initial purchasers in such offering.

In addition, certain underwriters or affiliates of the underwriters are lenders under the Credit Facilities and the letter of credit facilities. In connection with the revolving credit facility, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acts as Administrative Agent and, (i) together with Citigroup Global Markets Inc. acted as a Joint Lead Arranger and Bookrunner, and (ii) together with Citibank, N.A., an affiliate of Citigroup Global Markets Inc., acted as a Syndicate Agent. In connection with our three-year term loan agreement, J.P. Morgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acts as Administrative Agent and, together with Citigroup Global Markets Inc., acted as a Joint Lead Arranger.

In addition to acting as an underwriter, Lazard Frères & Co. LLC provided financial advisory services to the selling stockholder in connection with this offering and, together with an affiliate, will receive a fee for these services in an amount equal to $1 million, plus any expenses incurred in its financial advisory capacity, subject to a $100,000 limit, minus its portion of the total underwriting discounts and commissions.

In addition, certain underwriters or affiliates of the underwriters act as lenders in connection with the AB Credit Facility. In connection with the AB Credit Facility, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC acted as Joint Lead Arrangers and Joint Book Managers, and Citibank, N.A., an affiliate of Citigroup Global Markets Inc., and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acts as Administrative Agent and, together with Citigroup Global Markets Inc., acted as a Joint Lead Arranger.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

(c)

in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in the United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in Australia

This prospectus:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Solely for the purposes of its obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Bermuda

Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to Prospective Investors in Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorised financial adviser.

Notice to Prospective Investors in the British Virgin Islands

The shares may be offered to persons located in the British Virgin Islands who are “qualified investors” for the purposes of the Securities and Investment Business Act, 2010 (“SIBA”). Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds; (ii) a company, any securities of which are listed on a recognised exchange; and (iii) persons defined as “professional investors” under SIBA, which is any person (a) whose ordinary business involves, whether for that person’s own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of the property of the Company; or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has net worth in excess of US$1,000,000 and that he consents to being treated as a professional investor.

Notice to Prospective Investors in China

This prospectus does not constitute a public offer of shares, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Notice to Prospective Investors in Korea

The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The shares have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.

Notice to Prospective Investors in Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Notice to Prospective Investors in Taiwan

The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorised to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.

Notice to Prospective Investors in South Africa

Due to restrictions under the securities laws of South Africa, the shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

(i)	the offer, transfer, sale, renunciation or delivery is to:

(a)	persons whose ordinary business is to deal in securities, as principal or agent;

(b)	the South African Public Investment Corporation;

(c)	persons or entities regulated by the Reserve Bank of South Africa;

(d)	authorised financial service providers under South African law;

(e)	financial institutions recognised as such under South African law;

(f)

a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorised portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

(g)	any combination of the person in (a) to (f); or

(ii)	the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”)) in South Africa is being made in connection with the issue of the shares. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the shares in South Africa constitutes an offer of the shares in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as “SA Relevant Persons”). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA Relevant Persons.

VALIDITY OF COMMON STOCK

The validity of the shares of our common stock offered hereby will be passed upon for us by Debevoise & Plimpton LLP, New York, New York and will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past provided, and continues to provide, legal services to AXA and to the independent directors or trustees of certain registered investment companies advised by AB.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, of which this prospectus forms a part, with respect to the shares of our common stock being sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock being sold in this offering, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus and the documents incorporated or deemed to be incorporated by reference herein as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. Copies of the registration statement, including the exhibits and schedules thereto, are also available at your request, without charge, from:

AXA Equitable Holdings, Inc.

1290 Avenue of the Americas

New York, New York 10104

Attention: Head of Investor Relations

We are subject to the informational requirements of the Exchange Act and, accordingly, file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information without charge at the SEC’s website. You may also access, free of charge, our reports filed with the SEC (for example, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through our website (www.axaequitableholdings.com). Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. None of the information contained on, or that may be accessed through our websites or any other website identified herein is part of, or incorporated into, this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us. The following documents are incorporated by reference into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 8, 2019; and

•	Our Current Reports on Form 8-K, filed with the SEC on January 3, 2019 and March 5, 2019.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that such statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are also available on our website as provided under “Where You Can Find More Information.” Information contained on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information on our website to be part of this prospectus unless specifically incorporated herein by reference. You may obtain copies of any or all of the documents incorporated by reference in this prospectus from us free of charge by requesting them in writing or by telephone at our address or from the SEC, in each case as provided under “Where You Can Find More Information.”

GLOSSARY

Glossary of Selected Financial Terms

Account value (“AV”)	Generally equals the aggregate policy account value of our retirement and protection products. General Account AV refers to account balances in investment options that are backed by the General Account while Separate Account AV refers to Separate Account investment assets.

Alternative investments	Investments in real estate and real estate joint ventures and other limited partnerships.

Assets under administration (“AUA”)	Includes non-insurance client assets that are invested in our savings and investment products or serviced by our AXA Advisors platform. We provide administrative services for these assets and generally record the revenues received as distribution fees.

Annualized Premium	100% of first year recurring premiums (up to target) and 10% of excess first year premiums or first year premiums from single premium products.

Assets under management (“AUM”)	Investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our GAIA portfolio and (iii) the Separate Account assets of our retirement and protection businesses. Total AUM reflects exclusions between segments to avoid double counting.

Combined RBC Ratio	Calculated as the overall aggregate RBC ratio for the Company’s insurance subsidiaries including capital held for its life insurance and variable annuity liabilities and non-variable annuity insurance liabilities.

Conditional tail expectation (“CTE”)	Calculated as the average amount of total assets required to satisfy obligations over the life of the contract or policy in the worst [x]% of scenarios. Represented as CTE (100 less x). Example: CTE95 represents the worst five percent of scenarios.

Deferred acquisition cost (“DAC”)	Represents the incremental costs related directly to the successful acquisition of new and certain renewal insurance policies and annuity contracts and which have been deferred on the balance sheet as an asset.

Deferred sales inducements (“DSI”)	Represent amounts that are credited to a policyholder’s account balance that are higher than the expected crediting rates on similar contracts without such an inducement and that are an incentive to purchase a contract and also meet the accounting criteria to be deferred as an asset that is amortized over the life of the contract.

Dividends Received Deduction (“DRD”)	A tax deduction under U.S. federal income tax law received by a corporation on the dividends it receives from other corporations in which it has an ownership stake.

ETF	Exchange traded fund.

FYP	First year premium and deposits.

Gross Premiums	FYP and Renewal premium and deposits.

Invested assets	Includes fixed maturity securities, equity securities, mortgage loans, policy loans, alternative investments and short-term investments.

P&C	Property and casualty.

Premium and deposits	Amounts a policyholder agrees to pay for an insurance policy or annuity contract that may be paid in one or a series of payments as defined by the terms of the policy or contract.

Protection Solutions Reserves	Equals the aggregate value of Policyholders’ account balances and Future policy benefits for policies in our Protection Solutions segment.

Reinsurance	Insurance policies purchased by insurers to limit the total loss they would experience from an insurance claim.

Renewal premium and deposits	Premiums and deposits after the first twelve months of the policy or contract.

Risk-based capital (“RBC”)	Rules to determine insurance company statutory capital requirements. It is based on rules published by the National Association of Insurance Commissioners (“NAIC”).

Total adjusted capital (“TAC”)	Primarily consists of capital and surplus, and the asset valuation reserve.

Value of business acquired (“VOBA”)	Present value of estimated future gross profits from in-force policies of acquired businesses.

Glossary of Product Terms

401(k)	A tax-deferred retirement savings plan sponsored by an employer. 401(k) refers to the section of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to which these plans are established.

403(b)	A tax-deferred retirement savings plan available to certain employees of public schools and certain tax-exempt organizations. 403(b) refers to the section of the Code pursuant to which these plans are established.

457(b)	A deferred compensation plan that is available to governmental and certain non-governmental employers. 457(b) refers to the section of the Code pursuant to which these plans are established.

Accumulation phase	The phase of a variable annuity contract during which assets accumulate based on the policyholder’s lump sum or periodic deposits and reinvested interest, capital gains and dividends that are generally tax-deferred.

Affluent	Refers to individuals with $250,000 to $999,999 of investable assets.

Annuitant	The person who receives annuity payments or the person whose life expectancy determines the amount of variable annuity payments upon annuitization of an annuity to be paid for life.

Annuitization	The process of converting an annuity investment into a series of periodic income payments, generally for life.

Benefit base	A notional amount (not actual cash value) used to calculate the owner’s guaranteed benefits within an annuity contract. The death benefit and living benefit within the same contract may not have the same benefit base.

Cash surrender value	The amount an insurance company pays (minus any surrender charge) to the policyholder when the contract or policy is voluntarily terminated prematurely.

Deferred annuity	An annuity purchased with premiums paid either over a period of years or as a lump sum, for which savings accumulate prior to annuitization or surrender, and upon annuitization, such savings are exchanged for either a future lump sum or periodic payments for a specified length of time or for a lifetime.

Dollar-for-dollar withdrawal	A method of calculating the reduction of a variable annuity benefit base after a withdrawal in which the benefit is reduced by one dollar for every dollar withdrawn.

Fixed annuity	An annuity that guarantees a set annual rate of return with interest at rates we determine, subject to specified minimums. Credited interest rates are guaranteed not to change for certain limited periods of time.

Fixed Rate GMxB	Guarantees on our individual variable annuity products that are based on a rate that is fixed at issue.

Floating Rate GMxB	Guarantees on our individual variable annuity products that are based on a rate that varies with a specified index rate, subject to a cap and floor.

Future policy benefits	Future policy benefits for the annuities business are comprised mainly of liabilities for life-contingent income annuities, and liabilities for the variable annuity guaranteed minimum benefits accounted for as insurance.

Future policy benefits for the life business are comprised mainly of liabilities for traditional life and certain liabilities for universal and variable life insurance contracts (other than the policyholder account balance).

General Account Investment Assets (“GAIA”)	Means the invested assets held in the General Account.

General Account	Means the assets held in the general accounts of our insurance companies as well as assets held in our separate accounts on which we bear the investment risk.

GMxB	A general reference to all forms of variable annuity guaranteed benefits, including guaranteed minimum living benefits, or GMLBs (such as GMIBs, GMWBs and GMABs), and guaranteed minimum death benefits, or GMDBs (inclusive of return of premium death benefit guarantees).

Guaranteed income benefit (“GIB”)	An optional benefit which provides the policyholder with a guaranteed lifetime annuity based on predetermined annuity purchase rates applied to a GIB benefit base, with annuitization automatically triggered if and when the contract AV falls to zero.

Guaranteed minimum accumulation benefits (“GMAB”)	An optional benefit (available for an additional cost) which entitles an annuitant to a minimum payment, typically in lump-sum, after a set period of time, typically referred to as the accumulation period. The minimum payment is based on the benefit base, which could be greater than the underlying AV.

Guaranteed minimum death benefits (“GMDB”)	An optional benefit (available for an additional cost) that guarantees an annuitant’s beneficiaries are entitled to a minimum payment based on the benefit base, which could be greater than the underlying AV, upon the death of the annuitant.

Guaranteed minimum income benefits (“GMIB”)	An optional benefit (available for an additional cost) where an annuitant is entitled to annuitize the policy and receive a minimum payment stream based on the benefit base, which could be greater than the underlying AV.

Guaranteed minimum living benefits (“GMLB”)	A reference to all forms of guaranteed minimum living benefits, including GMIBs, GMWBs and GMABs (does not include GMDBs).

Guaranteed minimum withdrawal benefit riders (“GMLB Riders”)	Changes in the carrying value of GMLB liabilities, related hedges and reinsurance; the fees earned directly from the GMLB liabilities; and related DAC offsets.

Guaranteed minimum withdrawal benefits (“GMWB”)	An optional benefit (available for an additional cost) where an annuitant is entitled to withdraw a maximum amount of their benefit base each year, for which cumulative payments to the annuitant could be greater than the underlying AV.

Guaranteed Universal Life (“GUL”)	A universal life insurance offering with a lifetime no lapse guarantee rider, otherwise known as a guaranteed UL policy. With a GUL policy, the premiums are guaranteed to last the life of the policy.

Guaranteed withdrawal benefit for life (“GWBL”)	An optional benefit (available for an additional cost) where an annuitant is entitled to withdraw a maximum amount of their benefit base each year, for the duration of the policyholder’s life, regardless of account performance.

High net worth	Refers to individuals with $1,000,000 or more of investable assets.

Index-linked annuities	An annuity that provides for asset accumulation and asset distribution needs with an ability to share in the upside from certain financial markets such as equity indices, or an interest rate benchmark. With an index-linked annuity, the policyholder’s AV can grow or decline due to various external financial market indices performance.

Indexed Universal Life (“IUL”)	A permanent life insurance offering built on a universal life insurance framework that uses an equity-linked approach for generating policy investment returns.

Living benefits	Optional benefits (available at an additional cost) that guarantee that the policyholder will get back at least his original investment when the money is withdrawn.

Mortality and expense risk fee (“M&E fee”)	A fee charged by insurance companies to compensate for the risk they take by issuing life insurance and variable annuity contracts.

Net flows	Net change in customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Net long-term flows	Net change of assets under management in a period which includes new sales net of redemptions of mutual funds and terminations of separately managed accounts and cash flow which includes both cash invested or withdrawn from existing clients. In addition, cash flow includes fees received from certain clients. It excludes the impact of the markets.

Period certain annuity	Type of annuity that guarantees payment to the annuitant for a specified time period and to the beneficiary if the annuitant dies before the period ends.

Policyholder account balances

Annuities. Policyholder account balances are held for fixed deferred annuities, the fixed account portion of variable annuities and non-life contingent income annuities. Interest is credited to the policyholder’s account at interest rates we determine which are influenced by current market rates, subject to specified minimums.

Life Insurance Policies. Policyholder account balances are held for retained asset accounts, universal life policies and the fixed account of universal variable life insurance policies. Interest is credited to the policyholder’s account at interest rates we determine which are influenced by current market rates, subject to specified minimums.

Return of premium (“ROP”) death benefit	This death benefit pays the greater of the account value at the time of a claim following the owner’s death or the total contributions to the contract (subject to adjustment for withdrawals). The charge for this benefit is usually included in the M&E fee that is deducted daily from the net assets in each variable investment option. We also refer to this death benefit as the Return of Principal death benefit.

Rider	An optional feature or benefit that a policyholder can purchase at an additional cost.

Roll-up rate	The guaranteed percentage that the benefit base increases by each year.

SCS	Structured Capital Strategies, a variable annuity with an index-linked feature that offers policyholders growth potential up to a cap and certain downside protection.

Separate Account	Refers to the separate account investment assets of our insurance subsidiaries excluding the assets held in those separate accounts on which we bear the investment risk.

Step up	An optional vehicle annuity feature (available at an additional cost) that can increase the benefit base amount if the variable annuity AV is higher than the benefit base on specified dates.

Surrender charge	A fee paid by a contract owner for the early withdrawal of an amount that exceeds a specific percentage or for cancellation of the contract within a specified amount of time after purchase.
Surrender rate	Represents annualized surrenders and withdrawals as a percentage of average AV.

Universal life (“UL”) products	Life insurance products that provide a death benefit in return for payment of specified annual policy charges that are generally related to specific costs, which may change over time. To the extent that the policyholder chooses to pay more than the charges required in any given year to keep the policy in-force, the excess premium will be placed into the AV of the policy and credited with a stated interest rate on a monthly basis.

Variable annuity	A type of annuity that offers guaranteed periodic payments for a defined period of time or for life and gives purchasers the ability to invest in various markets though the underlying investment options, which may result in potentially higher, but variable, returns.

Variable Universal Life (“VUL”)	Universal life products where the excess amount paid over policy charges can be directed by the policyholder into a variety of Separate Account investment options. In the Separate Account investment options, the policyholder bears the entire risk and returns of the investment results.

Whole Life (“WL”)	A life insurance policy that is guaranteed to remain in-force for the policyholder’s lifetime, provided the required premiums are paid.

40,000,000 Shares

AXA Equitable Holdings, Inc.

Common Stock

J.P. Morgan	Morgan Stanley	Citigroup

Barclays	BNP PARIBAS	Credit Agricole CIB	Deutsche Bank Securities

Goldman Sachs & Co. LLC	HSBC	Natixis	SOCIETE GENERALE

Lazard	Credit Suisse	ING	UniCredit Capital Markets

March 20, 2019